Exhibit 1

ATLANTIC BANCSHARES, INC.

One Sheridan Park Circle, PO Box 3077

Bluffton, South Carolina 29910

(843) 815-7111

[MAIL DATE], 2010

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders, which will be held at [MEETING TIME], local time, on [MEETING DAY], [MEETING DATE], 2010, at [MEETING LOCATION], Bluffton, South Carolina. I hope that you will be able to attend the meeting, and I look forward to seeing you.

At the meeting, shareholders will vote on a proposed amendment to our Articles of Incorporation, which will provide for the reclassification of shares (the “Reclassification”) of our common stock held by each shareholder of record of 1,000 or fewer shares of common stock into newly designated shares of Series AAA Preferred Stock, on the basis of one share of Series AAA Preferred Stock for each share of common stock held by such shareholder (such amendment subject to shareholder vote, together with an amendment establishing the terms of the Series AAA Preferred Stock, collectively, the “Articles of Amendment”). All other shares of common stock will remain outstanding and be unaffected by the Reclassification. No cash will be paid to shareholders as consideration for their shares—only shares of Series AAA Preferred Stock will be issued. Dissenters’ rights are available, however, and shareholders who exercise those rights as described in the enclosed proxy statement will be entitled to receive cash for their shares. In addition, shareholders will vote on a proposal to grant management of Atlantic Bancshares, Inc. the authority to adjourn the meeting to another time and date in order to allow the Board of Directors to solicit additional proxies.

Generally, the Series AAA Preferred Stock will have limited voting rights, preferred rights as to the payment of dividends and in liquidation as compared to our common stock and will participate equally with the common stock on a sale or change in control of the Company. All of these features are described in detail in the enclosed proxy statement.

The primary effect of the Reclassification will be to reduce our total number of record holders of common stock to below 300, which will enable us to suspend our periodic reporting obligations under the Securities Exchange Act of 1934 (the “Securities Exchange Act”), which we believe will allow us to realize significant cost savings.

Our principal reasons for effecting the Reclassification are the estimated direct and indirect cost savings of approximately $142,500 per year, which we expect to experience as a result of the suspension of our periodic reporting obligations under the Securities Exchange Act. We believe that while our shareholders will lose the benefits of holding the stock of a reporting company, such as a reduction in the amount of publicly available information about the Company and the elimination of our obligation to adhere to certain formal corporate governance policies and processes under the Sarbanes-Oxley Act, these benefits are outweighed by the costs relating to our current periodic reporting obligations. These costs and benefits are described in more detail in the enclosed proxy statement.

We plan to effect the Reclassification by filing the Articles of Amendment as soon as possible after we obtain shareholder approval to do so. One of the two amendments included in the Articles of Amendment, the amendment effecting the Reclassification, will be the subject of a shareholder vote. No shareholder vote is required to establish the terms of the Series AAA Preferred Stock. The date on which we file the Articles of Amendment will also serve as the record date for determining the ownership of shares for purposes of the Reclassification.

The Board of Directors has established [RECORD DATE], 2010, as the record date for determining shareholders who are entitled to notice of the meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by [MEETING DATE], 2010. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

The Board of Directors has determined that the Reclassification is fair to our unaffiliated shareholders and has voted in favor of the approval of each proposed amendment contained in the Articles of Amendment. On behalf of the Board of Directors, I urge you to vote FOR approval of the Reclassification amendment contained in the Articles of Amendment and FOR the adjournment proposal.

Sincerely,

Brian J. Smith
Chairman of the Board of Directors

ATLANTIC BANCSHARES, INC.

One Sheridan Park Circle, PO Box 3077

Bluffton, South Carolina 29910

(843) 815-7111

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [MEETING DATE], 2010

A special meeting of shareholders of Atlantic Bancshares, Inc. will be held at [MEETING TIME], local time, on [MEETING DAY], [MEETING DATE], 2010 at [MEETING LOCATION], Bluffton, South Carolina, for the following purposes:

(1)	to vote on an amendment to our Articles of Incorporation providing for a stock reclassification pursuant to which each shareholder of record, as reflected on the books of the Company, of 1,000 or fewer shares of the Company’s common stock will receive one share of newly designated Series AAA Preferred Stock, the terms of which are set forth in Appendix A to the enclosed proxy statement, for each share of common stock held by such shareholder;

(2)	to vote on a proposal to grant management of Atlantic Bancshares, Inc. the authority to adjourn the meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the meeting.

(3)	to transact any other business as may properly come before the meeting or any adjournment of the meeting.

The Board of Directors recommends that you vote FOR each of the above proposals.

Statutory dissenters’ rights will be available for this transaction. If our shareholders approve the proposal to reclassify our common stock (Proposal One), holders of our shares as of the Effective Date of the Reclassification (as defined herein) who elect to dissent from approval of that amendment are entitled to receive the “fair value” of their shares of common stock if they comply with the provisions of Chapter 33-13 of the South Carolina Business Corporation Act of 1988 (the “South Carolina Code”). We have attached a copy of Chapter 33-13 as Appendix B to the enclosed proxy statement.

The Board of Directors has set the close of business on [RECORD DATE], 2010 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

Brian J. Smith
Chairman of the Board of Directors

[MAIL DATE], 2010

ATLANTIC BANCSHARES, INC.

One Sheridan Park Circle, PO Box 3077

Bluffton, South Carolina 29910

(843) 815-7111

PROXY STATEMENT

For the Special Meeting of Shareholders

To Be Held on [MEETING DATE], 2010

The Board of Directors of Atlantic Bancshares, Inc. (“Atlantic” or the “Company”), parent holding company of Atlantic Community Bank (the “Bank”), is furnishing this proxy statement in connection with its solicitation of proxies for use at a special meeting of shareholders. At the meeting, shareholders will be asked to vote on a proposed amendment to our Articles of Incorporation providing for the reclassification of our common stock held by shareholders who are the record holders of 1,000 or fewer shares of common stock into newly created shares of Series AAA Preferred Stock, the terms of which are set forth in Appendix A to this proxy statement, on the basis of one share of Series AAA Preferred Stock for each share of common stock held by such shareholders (the “Reclassification”). No shareholder vote is required to establish the terms of the Series AAA Preferred Stock. In addition, shareholders will vote on a proposal to grant management of Atlantic the authority to adjourn the meeting to another time and date in order to allow the Board of Directors to solicit additional proxies (the “Adjournment Proposal”).

We plan to effect the Reclassification by filing the articles of amendment to our Articles of Incorporation (the “Articles of Amendment”) as soon as practicable after we obtain shareholder approval of the Reclassification. The Articles of Amendment designate the terms of the Series AAA Preferred Stock and provide for the Reclassification. The text of the proposed Articles of Amendment is set forth in Appendix C to this proxy statement. The date on which we file the Articles of Amendment will also serve as the record date for determining the ownership of shares for purposes of the Reclassification. Throughout this proxy statement, we may also refer to the transactions contemplated by all of the amendments collectively as the “Reclassification.” Because Securities and Exchange Commission (“SEC”) rules classify it as a “Rule 13e-3 Transaction,” we may sometimes use that term in referring to the Reclassification.

If the Reclassification is not approved by our shareholders, we do not intend to file articles of amendment to our Articles of Incorporation solely to designate the terms of the Series AAA Preferred Stock.

The Reclassification is designed to reduce our number of common shareholders of record, under the SEC’s rules for counting shareholders, to below 300, which will allow us to suspend the periodic reporting obligations currently associated with our common stock under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). The Board has determined that it is in the best interests of Atlantic and its shareholders to effect the Reclassification because Atlantic believes that it will realize significant cost savings as a result of the suspension of its reporting obligations under the Securities Exchange Act. The Board believes these cost savings and the other benefits of deregistration described in this proxy statement outweigh the loss of the benefits of periodic reporting to our shareholders, such as a reduction in publicly available information about the Company and the elimination of our obligation to adhere to certain corporate governance policies and processes under the Sarbanes-Oxley Act.

In the Reclassification, each shareholder who is the record holder of 1,000 or fewer shares of Atlantic common stock, as reflected on the books of the Company, will receive one share of Atlantic Series AAA Preferred Stock for each share of common stock they own on the date we file the Articles of Amendment with the South Carolina Secretary of State, which we anticipate will be shortly after the shareholders’ meeting. We will refer to this filing date as the “Effective Date” of the Reclassification. No cash will be paid to shareholders as consideration for their shares—only shares of Series AAA Preferred Stock will be issued. All other shares of common stock will remain outstanding and be unaffected by the Reclassification. Dissenters’ rights are available, however, and shareholders who exercise those rights as described on page 40 and in Appendix B will be entitled to receive cash for their shares held as of the Effective Date of the Reclassification.

Generally, the Series AAA Preferred Stock will have limited voting rights, preferred rights as to the payment of dividends and in liquidation as compared to our common stock, will participate equally with the common stock on a sale or change in control of the Company, and will convert into common stock on a share-for-share basis in the event we register our shares with the SEC under the provisions of the Securities Exchange Act in the future. Shares of Series AAA Preferred Stock, like shares of our common stock, will rank junior to the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A and Fixed Rate Cumulative Perpetual Preferred Stock , Series B (the “Series A Preferred Stock” and “Series B Preferred Stock,” respectively) issued to the United States Department of the Treasury (“Treasury”) in connection with our participation in the Capital Purchase Program established under the Troubled Asset Relief Program (the “CPP”). See “Proposal One: Approval of the Reclassification Amendment—Terms of the Series AAA Preferred Stock to be Issued in the Reclassification,” on page 35 for a more detailed description of the proposed terms and features of the Series AAA Preferred Stock, and Appendix A to this proxy statement for the proposed terms of the Series AAA Preferred Stock. See “Information About Atlantic and Its Affiliates—Description of Capital Stock,” on page 50 for a more detailed description of our common stock and Series A and Series B Preferred Stock.

This proxy statement provides you with detailed information about the proposed Reclassification. We encourage you to read this entire document carefully.

The Board of Directors has determined that the Rule 13e-3 Transaction is fair to Atlantic’s unaffiliated shareholders and has approved each proposed amendment contained in the Articles of Amendment. The transaction cannot be completed, however, unless the Reclassification is approved by the holders of at least two-thirds ( 2/3) of the votes entitled to be cast on the proposal. Our current directors and executive officers beneficially own approximately 23.7% of our outstanding shares of common stock and have indicated that they intend to vote their shares in favor of the Reclassification.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Reclassification or the transactions contemplated thereby or has determined if this proxy statement is truthful or complete. The SEC has not passed upon the fairness or merits of the Reclassification or the transactions contemplated thereby, nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

Common shareholders who receive Series AAA Preferred Stock in the Reclassification will not receive any cash consideration for their shares of common stock and will lose voting rights on any matter other than a change in control transaction. All shareholders will lose the benefits of the Company’s periodic reporting obligations under the Securities Exchange Act. See “Special Factors—Effects of the Reclassification on Common Shareholders Generally—Shares Exchanged for Series AAA Preferred Stock,” on page 16 and “—Effects of the Reclassification on Unaffiliated Shareholders” on page 20 for additional information.

The date of this proxy statement is [MAIL DATE], 2010. We first mailed this proxy statement to our shareholders on or about [MAIL DATE], 2010.

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Marketing Focus	43
Location and Service Area	43
Banking Services	44
Other Banking Services	44
Directors and Executive Officers	44
Stock Ownership by Affiliates	47
Recent Affiliate Transactions in Atlantic Stock	48
Related Party Transactions	48
Market for Common Stock and Dividends	49
Description of Capital Stock	50

SHAREHOLDER COMMUNICATIONS	52

Independent Registered Public Accounting Firm	52
Shareholder Communications	52

OTHER MATTERS	52

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	53

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	54

HISTORICAL AND PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)	60

WHERE YOU CAN FIND MORE INFORMATION	61

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APPENDIX A	TERMS OF THE SERIES AAA PREFERRED STOCK	A-1

APPENDIX B	SOUTH CAROLINA DISSENTERS’ RIGHTS STATUTE	B-1

APPENDIX C	ARTICLES OF AMENDMENT	C-1

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SUMMARY TERM SHEET

The following is a summary of the material terms of the Reclassification. We urge you, however, to review the entire proxy statement and accompanying materials carefully.

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Structure of the Reclassification. The Articles of Amendment provide for the reclassification of shares of Atlantic common stock into shares of Series AAA Preferred Stock. In the Reclassification, each shareholder who is the record holder of 1,000 or fewer shares of Atlantic common stock will receive one share of Series AAA Preferred Stock for each share of common stock they own on the Effective Date of the Reclassification. All other shares of Atlantic common stock will remain outstanding and will be unaffected by the Reclassification. No cash will be paid to shareholders as consideration for their shares—only shares of Series AAA Preferred Stock will be issued. Dissenters’ rights are available, however, and shareholders who exercise those rights as described in this proxy statement and in Appendix B will be entitled to receive cash for their shares. See page 40 for additional information.

We selected this structure, as opposed to a transaction in which some of our shareholders would receive cash for their shares, principally because it presented a means by which all of our shareholders could retain an equity interest in the Company while enabling us to maintain capital levels and to reduce our common shareholder base to the extent necessary to permit us to suspend our periodic reporting obligations to the SEC.

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Terms of the Series AAA Preferred Stock to be Issued in the Reclassification. Upon approval of the Reclassification, the Board of Directors will designate 250,000 shares of our authorized Preferred Stock as the “Series AAA Preferred Stock,” which will be reserved for issuance in connection with the Reclassification. If the Reclassification is not approved by our shareholders, we do not intend to file articles of amendment solely to designate the Series AAA Preferred Stock. The proposed terms of the Series AAA Preferred Stock are set forth in Appendix A and principally provide as follows:

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Rank: The Series AAA Preferred Stock ranks senior to our common stock and junior to each of our Series A and Series B Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company. The relative rights and preferences of the Series AAA Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of stock and equity securities designated by the Board of Directors. Like the common stock and Series A and Series B Preferred Stock, the Series AAA Preferred Stock is junior to indebtedness issued from time to time by the Company, including notes and debentures.

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Voting Rights. Unlike the common stock, the Series AAA Preferred Stock will not have voting rights except under very limited circumstances. Except as provided by law, holders of Series AAA Preferred Stock are entitled to vote only upon proposals for a business combination resulting in the transfer of a majority of our outstanding stock or of all or substantially all of the Company’s assets (a “Change in Control”) and upon which holders of our common stock are entitled to vote. For those matters on which holders of Series AAA Preferred Stock are entitled to vote, such holders have the right to one vote for each share held, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. When voting on a proposed Change in Control, the holders of Series AAA Preferred Stock will vote together with the holders of common stock and not as a separate class.

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Dividend Rights: Holders of Series AAA Preferred Stock are entitled to a 5% preference in the distribution of cash dividends in relation to holders of our common stock, when and if declared and paid by Atlantic, so that holders of the Series AAA Preferred Stock are entitled to receive dividends for each share of Series AAA Preferred Stock held in a amount not less than 105% of the per-share amount paid to holders of common stock, prior to the receipt of dividends by the holders of common stock. The dividend rights of the Series AAA Preferred Stock are junior to the dividend rights of each of the Series A and Series B Preferred Stock. Holders of Series AAA Preferred Stock will not have a right to receive dividends solely because of the payment of dividends to the holders of either the Series A or Series B Preferred Stock, but will be entitled to dividends in the event that the dividends are declared and paid on Atlantic’s common stock. Any dividends on the Series AAA Preferred Stock waived will not accumulate to future periods and will not represent a contingent liability of Atlantic. Atlantic is and will remain subject to extensive regulations regarding its ability to pay cash dividends, and any future cash dividends paid on the Series AAA Preferred Stock and the common stock, if any, will be paid at the sole discretion of our Board of Directors and we may, subsequent to the Reclassification, elect not to pay dividends on our equity securities, including the Series AAA Preferred Stock and the common stock. See “—Market for Common Stock and Dividends” for more information regarding our dividend policies.

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Conversion: The shares of Series AAA Preferred Stock will automatically convert into shares of common stock on a share-for-share basis in the event that the Company registers its shares with the SEC in the future. Neither the holders of Series AAA Preferred Stock nor Atlantic will have the right to otherwise cause the conversion of shares of Series AAA Preferred Stock.

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Treatment Upon Change of Control: The shares of Series AAA Preferred Stock will have a right to the same consideration, on a share-for-share basis, as holders of common stock in the event of a Change of Control.

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Liquidation Rights: Holders of Series AAA Preferred Stock are entitled to a preference over holders of our common stock in the distribution of assets of Atlantic in the unlikely event of any liquidation, dissolution or winding-up of Atlantic, whether voluntary or involuntary, equal to the greater of book value per share at the time of payment, the amount per share to be paid to common shareholders, or $5.72 per share out of funds legally available therefor. The Series AAA Preferred Stock will rank junior to each of our Series A and Series B Preferred Stock with respect to rights on liquidation, dissolution or winding up of Atlantic. Only after distributions have been made in full satisfaction of the rights of the holders of Series A and Series B Preferred Stock will any distribution be made to holders of the Series AAA Preferred Stock.

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Perpetual Stock: The Series AAA Preferred Stock is perpetual stock, which means stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

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No Preemptive Rights: Holders of Series AAA Preferred Stock do not have any preemptive rights to purchase any additional shares of Series AAA Preferred Stock or shares of any other class of capital stock that we may issue in the future.

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Antidilution Adjustments: If the number of our outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, an appropriate adjustment shall be made by the Board of Directors in the number and relative terms of the Series AAA Preferred Stock.

See page 35 for more detailed information regarding the terms of the Series AAA Preferred Stock.

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Series AAA Preferred Stock Issued in Reliance on Exemption from Registration. We are issuing the shares of Series AAA Preferred Stock without registration under the Securities Act of 1933 in reliance on an exemption under Section 3(a)(9) of the Securities Act for the exchange by a company of any security with its existing shareholders exclusively, where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange. We believe that exemption is available for the Reclassification because we are only issuing the Series AAA Preferred Stock to our holders of common stock, and to no other persons or entities. Further, we are not paying any commission or other remuneration for soliciting the exchange.

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Determination of Shares “Held of Record.” Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, the Reclassification is based on shares held of record without regard to the ultimate control of the shares. For administrative efficiency, the Reclassification considers holders of record based upon the records of the Company as of the Effective Date of the Reclassification. Generally speaking, a shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds separate certificates individually, as a joint tenant with someone else, as trustee, and in an IRA, those four certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. For SEC counting purposes, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker. As a result, you can avoid reclassification of your shares by placing your shares into “street name,” provided that the broker that you use will continue to hold more than 1,000 shares at the effective time of the Reclassification. You should consult with your broker or personal financial advisor if you have any questions regarding shares held in street name.

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Avoiding Reclassification by Consolidation or “Street Name” Ownership. In view of the SEC’s shareholder-counting rules described above, a single shareholder with more than 1,000 shares held between several accounts could receive Series AAA Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold 1,000 or fewer shares. To avoid this, the shareholder may either consolidate his or her ownership into a single form of ownership representing more than 1,000 shares or acquire additional shares in the market sufficient to bring each of his accounts to or above the more than 1,000 share threshold prior to the Effective Date of the Reclassification. Alternatively, a shareholder who holds 1,000 or fewer shares of common stock may avoid reclassification by placing his or her shares into “street name” with a broker that continues to hold more than 1,000 shares as of the Effective Date of the Reclassification. Provided that the broker used is reflected by the books of the Company to hold more than 1,000 shares of our common stock at the Effective Date of the Reclassification, such a shareholder would thereby avoid reclassification of his or her shares. Because avoiding reclassification by placing shares in street name is contingent upon the actions or inaction of other beneficial holders who use a particular broker, there is no guarantee that, by placing share into street name, a shareholder who owns 1,000 or fewer shares may be able to avoid the reclassification of his or her shares. In addition, to ensure that the record ownership of the shares will be reflected appropriately on our transfer agent’s records on the Effective Date of the Reclassification, shareholders should initiate any transfers of their shares at least three business days prior to our special shareholders’ meeting, as we intend to effect the Reclassification as soon as practicable thereafter and it will take into account only those transfers that have settled by the Effective Date.

•	Effects of the Reclassification. As a result of the Reclassification:

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Our number of common shareholders of record, measured as of March 31, 2010, will be reduced from approximately 407 to approximately 173, and the number of outstanding shares of Atlantic common stock will decrease from approximately 1,403,147 to approximately 1,247,118, resulting in a decrease in the number of shares of our common stock that will be available for purchase and sale in the market.

•	We estimate that approximately 156,029 shares of Series AAA Preferred Stock will be issued to approximately 234 shareholders of record in connection with the Reclassification.

•	The Reclassification will have no impact on the number of shares issued and outstanding of, or the terms of, either the Company’s Series A or Series B Preferred Stock.

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We will become able to suspend the periodic reporting obligations currently attached to our common stock under the Securities Exchange Act, which will mean that we will no longer be required to file reports with the SEC or be classified as a public company. This will reduce the amount of information that is publicly available about the Company and will eliminate the legal requirement that the Company abide by certain corporate governance safeguards under the Sarbanes-Oxley Act, such as the requirement for an audited report on our internal controls and disclosure requirements relating to our audit committee composition, code of ethics and director nomination process. The Company intends to maintain a policy of transparency with respect to its governance policies following the Reclassification, but does not intend to have its internal controls audited on an annual basis if it is not subject to these requirements under the Sarbanes-Oxley Act. Additionally, information about our executive officers, directors and other affiliates such as their compensation and stock ownership will not be publicly available.

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We will eliminate the direct and indirect costs and expenses associated with our periodic reporting obligations under the Securities Exchange Act, which we estimate will be approximately $142,500 per year.

•	We estimate that professional fees and other expenses related to the Reclassification will total approximately $95,000, which we intend to pay with existing working capital.

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Pro forma diluted loss per common share will increase from $(2.28) per share to $(2.59) per share for the year ended December 31, 2009, and pro forma diluted earnings per common share will decrease, though less than $0.01 per share, for the three months ended March 31, 2010 as a result of the Reclassification.

•	Book value per common equivalent share, which includes the Series AAA Preferred Stock, will decrease on a pro forma basis from $5.74 to $5.71 as of March 31, 2010.

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The percentage of Atlantic common stock beneficially owned by our executive officers and directors as a group will increase from approximately 23.7% to 26.2%. As of March 31, 2010, a total of 3,050 shares were held of record by certain directors or members of their household in increments of 1,000 or fewer shares. Unless ownership of these shares is consolidated or the shares are transferred into street name to avoid reclassification, it is anticipated that these shares will be reclassified into shares of Series AAA Preferred Stock. We do not anticipate that any other shares held by our affiliates will be exchanged for Series AAA Preferred Stock in the Reclassification. See “—Stock Ownership by Affiliates” on page 47 for more information regarding stock owned by our affiliates.

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The decrease in the number of shares of common stock outstanding and the relatively small number of shares of Series AAA Preferred Stock that will be outstanding after the Reclassification may further reduce the already limited liquidity of our common stock. However, the Company’s stock has little present liquidity, and the Company does not anticipate a material change in the liquidity of its capital stock as a result of the Reclassification.

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Unexercised options and warrants for the purchase of common stock outstanding as of the Effective Date of the Reclassification will not be affected by the Reclassification and will remain options to purchase common stock.

For a more detailed description of these effects and the effects of the Reclassification on our affiliates and shareholders generally, including those receiving Series AAA Preferred Stock and those retaining common stock, see pages 16 through 19.

•	Reasons for the Reclassification. Our principal reasons for effecting the Reclassification are:

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The direct and indirect cost savings of approximately $142,500 per year that we expect to experience as a result of the suspension of the periodic reporting obligations currently attached to our common stock under the provisions of the Securities Exchange Act, together with the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock; and

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Our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our common stock.

See page 13 for more detailed information.

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Fairness of the Reclassification. Based on a careful review of the facts and circumstances as described beginning on page 28 our Board of Directors and each of our affiliates believe that the terms and provisions of the Rule 13e-3 Transaction and the Series AAA Preferred Stock are substantively and procedurally fair to our unaffiliated shareholders. Our Board of Directors unanimously approved, and recommends that shareholders vote in favor of, the Rule 13e-3 Transaction.

Our affiliates are listed on page 28 and include all of our directors and executive officers. Because of our affiliates’ positions with Atlantic, each is deemed to be engaged in the Rule 13e-3 Transaction and has a conflict of interest with respect to the transaction because he or she is in a position to structure it in a way that benefits his or her interests differently from the interests of unaffiliated shareholders. As of March 31, 2010, a total of 3,050 shares were held of record by the directors or members of their household in increments of 1,000 or fewer shares. Unless ownership of these shares is consolidated or the shares are transferred into street name to avoid reclassification, it is anticipated that these shares will be reclassified into shares of Series AAA Preferred Stock. After the transaction, we anticipate that our directors and executive officers will be considered the beneficial owners of approximately 26.2% of our common stock. See “—Stock Ownership by Affiliates” on page 47 for more information regarding stock owned by our affiliates.

In the course of determining that the Rule 13e-3 Transaction is fair to and in the best interests of our unaffiliated shareholders, including both unaffiliated shareholders who will continue to hold shares of common stock as well as those shareholders whose shares of common stock will be reclassified into shares of Series AAA Preferred Stock, the Board and each of our affiliates considered a number of positive and negative factors affecting these groups of shareholders in making their determinations. In connection with its fairness determination, the Board did not obtain any appraisal or independent valuation of the Series AAA Preferred Stock or common stock. The factors considered by the Board include—

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All shareholders will continue to hold an equity interest in Atlantic, and no shareholder will be forced to involuntarily liquidate his or her equity interest in Atlantic, although shareholders who wish to liquidate their holdings may do so through the exercise of dissenters’ rights;

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Holders of 1,000 or fewer shares of our common stock may have the opportunity to retain their common stock or receive Series AAA Preferred Stock by transferring or consolidating their shares or placing them in (or removing them from) “street name” accounts as described above in “Avoiding Reclassification by Consolidation or ‘Street Name’ Ownership;”

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The Board’s belief that the advantages and disadvantages of the rights, preferences and limitations of the Series AAA Preferred Stock will balance in comparison to the relative rights of our common stock, given that the decreased value associated with the loss of voting rights is offset by the increased value represented by the dividend preference of the Series AAA Preferred Stock and that the Series AAA Preferred Stock is entitled to vote and share equally in the proceeds with the common stock in the event of a change in control of Atlantic;

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Pro forma diluted loss per common share will increase from $(2.28) per share to $(2.59) per share for the year ended December 31, 2009, and pro forma diluted earnings per common share will decrease, though less than $0.01 per share, for the three months ended March 31, 2010 as a result of the Reclassification.

•	Book value per common equivalent share, which includes the Series AAA Preferred Stock, will decrease on a pro forma basis from $5.74 to $5.71 as of March 31, 2010.

•	The Reclassification should not be a taxable event for shareholders, except for those who exercise dissenters’ rights.

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Effectiveness of the Reclassification. The Reclassification will not be effected unless approved by at least two-thirds (2/3) of the votes entitled to be cast on each such amendment. If our common shareholders vote to approve the Reclassification, no additional shareholder vote will be required for the Board of Directors to designate the terms of the Series AAA Preferred Stock. Assuming the shareholders approve the proposals, as shortly thereafter as is practicable, Atlantic will file the Articles of Amendment with the South Carolina Secretary of State to effect the Reclassification. However, notwithstanding shareholder approval, at any time prior to the Effective Date of the Reclassification, the Board of Directors may abandon the Reclassification without any further shareholder action. If at any time prior to the Effective Date of the Reclassification the Board determines that (1) the estimated cost of payments to dissenting shareholders or legal expenses makes the Reclassification inadvisable or (2) the number of dissenting shareholders reflects a material negative reaction among a significant portion of the shareholders, the Board may elect to abandon the Reclassification.

We anticipate that the Reclassification will be effected in the second or third quarter of 2010. See page 37 for more detailed information.

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Conditions and Regulatory Approvals. Aside from approval of the Preferred Stock Amendment and the Reclassification by our common shareholders and the consent of the U.S. Treasury as holder of senior securities of the Company purchased through the CPP, which consent we do not anticipate to be withheld, the 13e-3 Transaction is not subject to any conditions or regulatory approvals.

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Dissenters’ Rights. Holders of our common stock are entitled to dissent from Proposal One, the amendment effecting the reclassification of a portion of our outstanding common stock, under Chapter 33-13 of the South Carolina Code. If you dissent, you are entitled to the statutory rights and remedies of dissenting shareholders provided in Chapter 33-13 of the South Carolina Code as long as you comply with the procedures of Chapter 33-13. Chapter 33-13 provides that a dissenting shareholder is entitled to receive cash in an amount equal to the “fair value” of his or her shares.

To perfect dissenters’ rights, among other things, you must give Atlantic written notice of your intent to dissent from Proposal One prior to the vote of the shareholders at the special meeting and you must not vote your shares in favor of Proposal One. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of Proposal One and will not be entitled to assert dissenters’ rights.

Generally, under Chapter 33-13 of the South Carolina Code, Atlantic will make an initial offer of payment to dissenting shareholders, if any, of an amount it estimates to be the “fair value” of the common stock. If a dissenting shareholder believes the payment offer is less than the fair value of the common stock, he or she may notify Atlantic of his or her estimate of fair value. If Atlantic and the dissenting shareholder cannot settle the amount of fair value, fair value will be determined in a court proceeding in the Court of Common Pleas of Beaufort County.

See page 40 and Appendix B for additional information regarding procedures for asserting dissenters’ rights and the determination of “fair value” of the common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your votes for use at our special meeting of shareholders.

This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We first sent this proxy statement, notice of the special meeting and the enclosed proxy card on or about [MAIL DATE], 2010 to all shareholders entitled to vote. The record date for those entitled to vote is [RECORD DATE], 2010. On that date, there were 1,403,147 shares of our common stock outstanding. Shareholders are entitled to one vote for each share of common stock held as of the record date.

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held on [MEETING DAY], [MEETING DATE], 2010, at [MEETING LOCATION], Bluffton, South Carolina, at [MEETING TIME], local time.

Q:	Who may be present at the special meeting and who may vote?

A:	All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of [RECORD DATE], 2010 may cast their votes in person or by proxy at the special meeting.

Q:	What is the vote required?

A:	The proposed amendment to our Articles of Incorporation being brought to our common shareholders for a vote must receive the affirmative vote of the holders of at least two-thirds (2/3) of the votes entitled to be cast. As a result, if you do not vote your shares, either in person or by proxy, or if you abstain from voting on a proposal, it will have the effect of a negative vote, provided that a quorum is present at the meeting. Similarly, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on a proposal, your broker will not be able to vote for you, which will also have the effect of a negative vote. Approval of the adjournment proposal requires the affirmative vote of at least a majority of the shares present at the Special Meeting, in person or by proxy, and entitled to vote thereon.

Q:	What is the recommendation of our Board of Directors regarding the proposals?

A:	Our Board of Directors has determined that the Rule 13e-3 Transaction is fair to our unaffiliated common shareholders, both those retaining their common stock and those receiving Series AAA Preferred Stock, and that approval of the proposed amendment to our Articles of Incorporation to effect the Reclassification is advisable and in the best interests of Atlantic and each of these constituent groups. Our Board of Directors has therefore approved the Reclassification and recommends that you vote “FOR” approval of the proposed amendment to our Articles of Incorporation. The Board of Directors also has approved and recommends that you vote “FOR” the adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the special meeting, or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:	If my shares are held in “street name” by my broker, how will my shares be voted?

A:	Following the directions that your broker will mail to you, you may instruct your broker how to vote your shares. If you do not provide any instructions to your broker, your shares will not be voted on the proposals described in this proxy statement.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting or reclassification purposes with shares I hold of record in my own name?

A:	No. Because any shares you may hold in street name will be deemed to be held by a different shareholder from any shares you hold of record, any shares so held will not be combined for voting or Reclassification purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust, or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:	What do I need to do now?

A:	Please read carefully this proxy statement, which contains complete details of the Reclassification and its effects on the Company and its shareholders. After you have read the proxy statement, complete the accompanying proxy card to indicate your vote on the Reclassification, and return the proxy card to the Company in the enclosed self-addressed prepaid envelope. Alternatively, you can attend the meeting and vote your shares in person. If you wish to exercise dissenters’ rights, see page 40 and Appendix B.

Q:	What if I have further questions about Reclassification or the voting process?

A:	Please direct any questions about the Reclassification or the voting process to our Michelle M. Pennell, at our main office located at One Sheridan Park Circle, PO Box 3077, Bluffton, South Carolina 29910, telephone (843) 815-7111.

IMPORTANT NOTICES

Neither our common stock nor our Series AAA Preferred Stock is a deposit or bank account and neither is insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when the Reclassification is effected.

We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the Reclassification is accomplished. When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

(1)	changes in economic conditions, both nationally and in our primary market area;

(2)	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

(3)	the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

(4)	the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

(5)	the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

The words “Atlantic,” the “Company,” “we,” “our,” and “us,” as used in this proxy statement, refer to Atlantic and its wholly-owned subsidiary, Atlantic Community Bank, collectively, unless the context indicates otherwise.

SPECIAL FACTORS

Purpose of the Reclassification

The primary purpose of the Reclassification is to enable us to suspend the periodic reporting obligations currently associated with our common stock under Section 15(d) of the Securities Exchange Act. Although we intend to keep our common and Series AAA Preferred shareholders informed as to our business and financial status after the Reclassification as described below, we anticipate that suspension of our periodic reporting obligations will enable us to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements under the Securities Exchange Act. As a secondary matter, it is likely to decrease the administrative expense we incur in connection with soliciting proxies for routine annual meetings of shareholders because the Series AAA Preferred Stock will have limited voting rights.

After the Reclassification, we intend to keep our common and Series AAA Preferred shareholders informed about our business and financial condition by delivering annual audited financial statements to them. Moreover, our business operations are primarily conducted through our banking subsidiary, which are each required to file quarterly financial reports with the FDIC. These reports are available online at www.fdic.gov.

Although we will still be required to file quarterly financial information with the FDIC and will continue to provide annual financial information to our shareholders, as a non-SEC registered company our auditing expenses will decrease significantly because we and our auditors will not be required to comply with standards prescribed by the SEC and the Public Company Accounting Oversight Board with respect to our audit and because our auditors will not be required to review the information we must include in our periodic SEC reports as described more fully below. Our other reporting processes will also be significantly simplified because we will no longer be required to comply with disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act. These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, Board of Directors and management team, having these reports reviewed by outside counsel and independent auditors, and documenting, testing and reporting on our internal control structure.

In particular, as a private company, we will no longer be required to file annual reports on Form 10-K or quarterly or periodic reports on Forms 10-Q and 8-K, respectively. The Form 10-K rules require detailed disclosures regarding executive compensation, corporate governance and management stock ownership that are not required in our financial reports to the FDIC or our audited financial statements. Additionally, we will no longer be required to include management’s discussion and analysis of our financial results in annual reports to shareholders or financial reports to the FDIC. Currently, our external auditors perform detailed reviews of management’s discussion and analysis of our financial results to assure consistency with audited financial statements and to ensure we are in compliance with applicable disclosure requirements.

We also incur substantial costs in management time and legal and accounting fees related to the preparation, review and filing of our periodic reports. Unlike the periodic reports that we currently file with the SEC, the quarterly financial information that we file with the FDIC does not require the review of either our independent accountants or legal counsel. Additionally, as a private company, we will not be required to comply with Section 404 of the Sarbanes-Oxley Act, which requires that we document, test and assess our internal control structure. In addition, beginning with our annual report for the year ended December 31, 2010, our external auditors would be required to provide an attestation report as to our internal control structure, which we would expect to further increase our reporting-related costs. As a result of the elimination of our current disclosure and reporting requirements under the Securities Exchange Act, we estimate that we will save approximately $27,400 per year in management time and $110,100 per year in legal, accounting and Sarbanes-Oxley Act consultant fees.

We also expect to save approximately $5,000 annually in administrative costs related to soliciting proxies for routine annual meetings, including printing costs, and mailing costs and transfer agent fees related to the proxy solicitation.

We currently are required to comply with many of the same securities law requirements that apply to large public companies with substantial compliance resources. Our resources are more limited, however, and as is shown above, these compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. We also incur less tangible but nonetheless significant expenditure of management’s time and attention that could otherwise be deployed toward other business needs of the Company. For a company the size of Atlantic, particularly in an economy as challenging as the one in which we currently operate, the possibility of realizing the cost savings that could result from the elimination of costs related to our reporting obligations as a public company presents an attractive opportunity.

As of March 31, 2010, Atlantic had approximately 407 common shareholders of record, with approximately 89% of the outstanding shares as of that date were held by approximately 173 shareholders of record. Of our 407 common shareholders of record, approximately 234 shareholders each hold 1,000 or fewer shares, or an aggregate of approximately 11% of our outstanding common stock as of March 31, 2010.

Our common stock is not traded on any established market, although it is listed on the Over-The-Counter Bulletin Board, which we anticipate to continue following the Reclassification. Trading is infrequent, the trading volume is low and the Board of Directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 shareholders of record and our common stock is registered under the Securities Act of 1933, as amended, we are required by Section 15(d) of the Securities Exchange Act to comply with the disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act.

In light of the limited market for our common stock, we believe the suspension of our obligations as an SEC-reporting company will not have a significant impact on any future efforts by the Company to raise additional capital or to acquire other business entities. We believe the Reclassification will provide a more efficient means of using our capital to benefit our shareholders by allowing us to save significant administrative, accounting, and legal expenses incurred in complying with the disclosure, reporting and compliance requirements described above. Moreover, we believe that our limited trading market and the resulting inability of our shareholders to realize the full value of their investment in our common stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration. Finally, the Reclassification will give all of our shareholders the opportunity to retain an equity interest in Atlantic and therefore to participate in any future growth and earnings of the Company and in any future value received as a result of the sale of the Company.

Alternatives Considered

In making our decision to proceed with the Reclassification, we considered other alternatives. We rejected these alternatives because we believed the Reclassification would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

Cash-Out Merger. The Board considered the reorganization of the Company through a merger with a new corporation formed solely to effect a reorganization. In a cash-out merger, shareholders owning 1,000 or fewer shares of Atlantic common stock would receive cash equal to the fair value of the common stock in exchange for their shares, and all other shares of Atlantic common stock would have remained outstanding. Because cash would be paid to each shareholder below the applicable cash-out threshold, a cash-out merger, by its nature, would require a substantial expenditure of capital. The Board, in light of the current state of the national economy and banking industry generally and the impact of the current economic downturn on the Company’s market area more specifically, did not consider the substantial expenditure of capital necessary to effect a cash-out merger a prudent expenditure of capital at the present time and did not feel that a cash-out merger would be in the best interests of the Company at the present time. Moreover, a cash-out merger would not offer all shareholders an opportunity to retain an equity interest in Atlantic, to participate in future growth and earnings of the Company, or to benefit from any future value received as a result of the sale of the Company. While shareholders could consolidate their accounts, move shares into “street name” or acquire sufficient shares to meet or exceed the more than 1,000 share threshold in order to retain an equity interest in the Company, the Board preferred to structure a transaction that would allow shareholders to retain an equity interest without being required to pay for additional shares or consolidate their holdings in a way that might not otherwise be advantageous for them. Additionally, the receipt of cash in exchange for shares of common stock would generally result in a negative tax consequence for those shareholders receiving cash. Because the involuntary termination of shareholders’ equity interests in the Company was a dispositive factor in the Board’s rejection of this alternative, the Board did not consider the potential capital cost of such a transaction. Due to Atlantic’s participation in the CPP, a cash-out merger would also need to be approved by the Treasury. The Company has no assurances that it would be able to obtain such approval.

Reverse Stock Split. The Board considered declaring a reverse stock split at a ratio of 1-for-1,001, with cash payments to shareholders who would hold less than one share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction, engage in a forward stock split at the reverse split ratio, or pay cash to shareholders holding any resulting fractional shares. Like the cash-out merger described above, a reverse stock split would likely result in a substantial expenditure of capital, which the Board did not feel to be prudent at the present time. Additionally, a reverse stock split would not have offered all shareholders an opportunity to retain an equity interest in our company. As a result, a reverse stock split was rejected for the same reasons as the cash-out merger alternative. Like the cash-out merger described above, the Treasury’s approval would be required to conduct a reverse-stock split.

Issuer Tender Offer. We also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to result in our common stock being held by fewer than 300 shareholders of record. In addition, like the cash-out merger and reverse stock split described above, an issuer tender offer would likely result in a substantial expenditure of capital, which the Board did not feel to be prudent at the present time. As a result, we also rejected this alternative. Like the cash-out merger described above, the Treasury’s approval would be required to conduct an issuer tender offer.

Expense Reductions in Other Areas. In response to current economic conditions, we have engaged over the past year in a number of expense reduction strategies. While these strategies have largely been successful at reducing costs and increasing our capital efficiency, our savings have largely been offset by both operational and non-cash losses and, in any case, have not been sufficient to offset the expenses relating to our SEC reporting obligations. In addition, we do not believe that we could undertake further expense reductions sufficient to offset the expenses relating to SEC registration because there are no areas in which we could achieve additional savings of sufficient magnitude without adversely affecting a vital part of our business or impeding our opportunity to grow. Our most significant area of potential savings would involve personnel costs, and we are already thinly staffed. We believe the expense savings a reclassification would enable us to accomplish will not adversely affect our ability to execute our business plan, but will instead position us to execute it more efficiently. For these reasons, we did not analyze additional expense reductions in other areas as an alternative to the Reclassification.

Maintaining the Status Quo. The Board considered maintaining the status quo. In that case, we would continue to incur the significant expenses, as outlined in “—Reasons for the Reclassification” below, of being an SEC-reporting company without the expected commensurate benefits. Thus, the Board considered maintaining the status quo not to be in the best interests of the Company or its unaffiliated shareholders.

Background of the Reclassification

In March, 2008, in response to the declining state of the national economy in general and the state of the capital markets with respect to financial institutions in particular, our Board of Directors undertook a proactive examination of potential cost-saving strategies to maximize the capital position of the Company going forward. In view of the extensive nature of our compliance obligations and the Company’s limited personnel and economic resources, the Board of Directors directed management to evaluate going private as a possible strategic alternative and to evaluate professional firms which may be able to assist the Company in this process. Throughout the remainder of 2008, and 2009, management continued to evaluate deregistration as a potential strategic option for the Company in the context of the developing market, conditions in which the Company and the Bank were operating.

In October, 2009, pursuant to the Board’s directive, management consulted with legal counsel, Bryan Cave LLP, regarding the potential positive and negative aspects of a possible going-private transaction and discussed whether a going-private transaction would be appropriate for the Company. The relative costs and benefits of various transactional structures, including a reclassification, cash-out merger, reverse stock split and tender offer were discussed. At the March 24, 2010 regular Board meeting, management made presentations to the Board. Following these presentations, the Board discussed the appropriateness of a going-private transaction for the Company at this time, including further questions for management and the advisors. The discussion focused on the relative costs and benefits of being a public company as described in “—Purpose of the Reclassification” and on the possibility of using various transactional structures including a cash-out merger, reverse stock split or tender offer as well as a reclassification to effect the transaction. The Board first decided that going private would be in the Company’s best interests for the reasons described in “—Purpose of the Reclassification.” Among other items, members of the Board of Directors highlighted the potential cost savings related to the Reclassification and the limited existing market for the Company’s stock. After further discussion, the Board determined that, for the reasons identified in “—Purpose of the Reclassification” and “—Alternatives Considered” above, a reclassification transaction presented the best solution for the Company and its shareholders.

After this determination, the Board went on to discuss and approve the proposed terms for the new class of preferred stock and the appropriate individual stock ownership threshold for reclassification into preferred stock. The Board determined it to be in the best interests of the Company to amend its Articles of Incorporation to designate sufficient shares of a new class of Preferred Stock to effect the Reclassification. Management presented the proposed more than 1,000 share threshold, which it had concluded, with counsel’s advice, represented the optimal division point based on the relative record ownership of the Company’s shareholders and the need to reduce the number of common shareholders of record under the SEC’s counting rules to below 300 and generate fewer than 500 preferred shareholders of record while leaving room for expansion in each class. The Board approved the more than 1,000 share reclassification threshold and the proposed terms of the Series AAA Preferred Stock. The Board directed management to prepare a proxy statement and related documents for the Reclassification for review by the Board. In May, 2010, following completion of the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, management, with the assistance of counsel, completed the proxy statement and related documents for the reclassification for review by the Board and affiliates of the Company.

At the May 26, 2010, Board meeting, the Board reviewed a draft of the proxy materials and Schedule 13e-3 prepared by management with the assistance of counsel. The Board discussed in more specific detail the possible effects of the Reclassification, as outlined below in “—Effects of the Reclassification on Atlantic, —Effects of the Reclassification on Shareholders Generally, —Effects of the Reclassification on Affiliates,” and “—Effects of the Reclassification on Unaffiliated Shareholders.” The Board also discussed and affirmed the substantive and procedural fairness of the terms of the Rule 13e-3 Transaction to unaffiliated shareholders receiving Series AAA Preferred Stock and to those retaining common stock as described in “—Recommendation of the Board of Directors; Fairness of the Reclassification.” Subsequently, the Board directed management to execute the Schedule 13E-3 on behalf of the Company and the affiliates of the Company executed the Schedule 13E-3 in their individual capacities as filing persons. On May 27, 2010, the Company and its affiliates filed their initial Schedule 13E-3 with the SEC.

Reasons for the Reclassification

As described above in “—Purpose of the Reclassification,” the Reclassification will allow us to save significant costs related to the preparation, review and filing of our financial reports and annual proxy statement. We also expect to experience savings in proxy solicitation costs, including printing and mailing costs. We expect printing and mailing costs to be lower because we will have fewer shareholders who are entitled to vote and because the financial and any periodic statements that we deliver to shareholders after the Reclassification will not include many of the disclosures we are currently required to make under the SEC’s periodic reporting rules, such as disclosures regarding executive compensation, corporate governance and management ownership, and management’s discussion and analysis of our financial results and documentation, testing and reporting on our internal control structure.

We expect to save the following fees and expenses related to the preparation, review and filing of periodic reports on Form 10-K and Form 10-Q, including compliance with the Sarbanes-Oxley Act and related reporting requirements.

Independent Auditor/Sarbanes-Oxley Act consultant fees	$85,100
Management and staff time	27,400
Legal costs	25,000
Proxy printing and Edgar conversion, solicitation, printing and mailing costs	5,000

Total annual savings	$142,500

As is noted above, we incur substantial indirect costs in management time spent on securities compliance activities. Although it is impossible to quantify these costs specifically, we estimate annual cost savings of approximately $27,400 which is based on the compensation and estimated time certain members of our management and staff currently spend on activities directly related to compliance with federal securities laws, such as preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing disclosure and internal controls, and consulting with external auditors and counsel on compliance issues. While this will not result in direct expense savings to the Company as will the reduction in legal and auditing costs, the estimated savings for management and staff time will enable these individuals to redirect time spent on SEC compliance related duties to other business needs of the Company.

In addition, while our common stock is reported on the Over-The-Counter Bulletin Board, it is not listed on an exchange and has historically been very thinly traded. We do not enjoy sufficient market liquidity to enable our shareholders to trade their shares easily. We also do not have sufficient liquidity in our common stock to enable us to use it as potential acquisition currency. As a result, we do not believe that the registration of our common stock under the Securities Exchange Act has benefited our shareholders in proportion to the costs we have incurred, and expect to incur, as a result of this registration.

Effects of the Reclassification on Atlantic

The Reclassification is designed to reduce the number of Atlantic common shareholders of record, under the SEC’s counting rules, below 300, which will allow us to suspend the periodic reporting obligations currently associated with our common stock under the Securities Exchange Act. Based on information as of December 31, 2009, we believe that the Reclassification will reduce our number of common shareholders of record from approximately 407 to approximately 173. We estimate that approximately 156,029 shares held by approximately 234 common shareholders of record will be exchanged for Series AAA Preferred Stock in the Reclassification and that approximately 1,247,118 shares of our common stock will be issued and outstanding after the Reclassification. In addition to the exchange of shares of our common stock for shares of our Series AAA Preferred Stock, we believe the Reclassification will have the following effects on Atlantic:

Positive Effects

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Suspension of Securities Exchange Act Reporting Obligations. After the Reclassification, we will be able to suspend our periodic reporting obligations currently associated with our common stock under Section 15(d) of the Securities Exchange Act. Additionally, we will maintain our existing internal control procedures and continue to evaluate them for potential improvements but will not be required to document, test and report on our internal control structure as required by Section 404 of the Sarbanes-Oxley Act. We expect to eliminate direct and indirect costs and expenses associated with our Securities Exchange Act reporting obligations, which we estimate would be up to approximately $115,100 on an annual basis. Additionally, as a non-SEC reporting company, we believe our management team, which currently spends a significant amount of time on activities related to compliance with the Securities Exchange Act, will have significantly more time to devote to business development and revenue-enhancing activities. See “—Background of the Reclassification” and “—Reasons for the Reclassification” for a discussion of the nature of the information we will no longer be required to provide.

•

Elimination of Liability Under Section 18 of the Securities Exchange Act. Because the Company will no longer be required to file any reports under the Securities Exchange Act, it will no longer be subject to liability under Section 18 of the Securities Exchange Act. Generally, Section 18 provides that if the Company makes a false or misleading statement with respect to any material fact in any of its filings pursuant to the Securities Exchange Act, in light of the circumstances at the time the statement was made, the Company will be liable to any person who purchases or sells a security at a price that is affected by the statement.

•

Potential for Increased Earnings. We expect to eliminate direct and indirect costs and expenses associated with the Securities Exchange Act reporting, which we estimate would be up to approximately $142,500 on an annual basis. As a result, we expect to realize a commensurate increase in earnings following the Reclassification.

Negative Effects:

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Effect on Market for Shares. Our common stock is currently reported on the Over-the-Counter Bulletin Board, but it is not currently traded on an exchange or automated quotation system. While we anticipate our common stock will continue to be reported, and our Series AAA Preferred Stock will begin to be reported on the Over-the-Counter Bulletin Board following the Reclassification, it is likely that the suspension of our periodic reporting obligations may, to some degree, decrease the liquidity of our common stock, and that our Series AAA Preferred Stock issued in the Reclassification will be less liquid than shares of our common stock prior to the Reclassification. The number of outstanding shares of common stock available for purchase after the Reclassification will decrease by approximately 11%, resulting in a further loss of liquidity. Only approximately 156,029 shares of Series AAA Preferred Stock will be outstanding and available for purchase after the Reclassification, which will likely result in a limited third-party market for the shares. As a result, holders of both common and Series AAA Preferred Stock will lose some liquidity in their current investment in the Company, which is a factor that, taken alone, may decrease the market value of the stock; although given the current limited liquidity of our stock, any such decrease may be immaterial.

•

Decrease in Book Value Per Common Equivalent Share. We estimate that the book value per common equivalent share, which includes the Series AAA Preferred Stock, will decrease $0.03 per share from $5.74 on an historical basis to $5.71 on a pro forma basis as of March 31, 2010 as a result of the expenses associated with the Reclassification.

•

Financial Effects of the Reclassification. We estimate that professional fees and other expenses related to the transaction will total approximately $95,000. We estimate these expenses will be as follows:

Independent Auditor fees	$5,000
Legal fees	65,000
Proxy printing and Edgar conversion, solicitation, printing and mailing costs	25,000

Total Cost	$95,000

We plan to pay these fees and expenses out of our existing working capital and do not expect that the payment of these expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow.

Other Effects:

•

Conduct of Business After the Reclassification. We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.

•

Raising Additional Capital and Obtaining Financing After the Reclassification. In light of the limited market for our common stock and the availability of capital from sources other than public markets, we believe the suspension of our status as an SEC-reporting company will not have a significant impact on any future efforts to raise additional capital. If we need to raise additional capital to support growth in the future, we have several financing alternatives that will not be affected by our status as a private company, including raising additional equity through private offerings, issuing trust preferred securities or borrowing funds from a correspondent bank.

•

Plans or Proposals. From time to time, pursuant to our duty to manage the Company in the interests of maximizing long-term shareholder value, we may consider proposals relating to business combinations and other extraordinary corporate transactions. Other than as described in this proxy statement, we are not considering currently any proposals to effect any extraordinary corporate transaction such as a merger, reorganization or liquidation; to sell or transfer any material amount of our assets; to change our Board of Directors or management; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business. As stated throughout this proxy statement, we believe there are significant advantages in effecting the Reclassification and becoming a non-reporting company. There is always a possibility that we may enter into any of the transactions described above in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares, or any other arrangement or transaction we may deem appropriate.

Effects of the Reclassification on Common Shareholders Generally

The Reclassification will have the following effects on common shareholders regardless of whether they are affiliated or unaffiliated shareholders. We expect that no shares held directly by our affiliates will be reclassified to Series AAA Preferred Stock because none of our affiliates will likely hold 1,000 or fewer shares of common stock of record at the effective time of the Reclassification. As of March 31, 2010, with the exception of 3,050 shares held of record by certain of our directors or members of their families in increments of 1,000 or fewer shares, each of our directors and executive officers is the holder of record of more than 1,000 shares of common stock, and we anticipate that they will retain these shares of common stock in the transaction.

As of March 31, 2010, a total of 3,050 shares are held of record by certain directors or members of their families in increments of 1,000 or fewer shares. Unless ownership of these shares is consolidated or the shares are transferred into street name to avoid reclassification, it is anticipated that these 3,050 shares will be reclassified into shares of Series AAA Preferred Stock. After the transaction, we anticipate that our directors and executive officers will be considered the beneficial owners of approximately 26.2% of our Common Stock. See “—Stock Ownership by Affiliates” on page 47 for more information regarding stock owned by our affiliates.

The effects of the Reclassification will vary depending on whether the shareholder receives Series AAA Preferred Stock for some or all of his or her shares of Atlantic common stock or does not receive Series AAA Preferred Stock for any of his or her shares and continues to hold the same number of shares following the Reclassification. Because a shareholder may own shares in more than one capacity (for example, individually and through an individual retirement account), a shareholder may receive Series AAA Preferred Stock for some of his or her shares of common stock while retaining ownership of other shares of common stock following the Reclassification.

The following sections describe the material effects that we expect to result from the Reclassification with respect to common shares that are exchanged for Series AAA Preferred Stock and common shares that are unaffected by the Reclassification. You may experience a combination of these effects if you receive Series AAA Preferred Stock for some of your shares while retaining ownership of other shares of common stock. The effects described below assume that 156,029 shares are exchanged for Series AAA Preferred Stock in the Reclassification.

Shares Exchanged for Series AAA Preferred Stock. As to shares of our common stock that are exchanged in the Reclassification for Series AAA Preferred Stock, shareholders will experience the following effects:

Positive Effects:

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Shareholders receiving Series AAA Preferred Stock will have a 5% preference to the holders of common stock in the distribution of any cash dividend by the Company. The Board views this as a positive effect of the Reclassification notwithstanding that Atlantic is and will remain subject to extensive regulations regarding its ability to pay cash dividends, and cash dividends paid on the Series AAA Preferred Stock and the common stock, if any, will be paid at the sole discretion of our Board of Directors and we may, subsequent to the Reclassification, elect not to pay dividends on our equity securities, including the Series AAA Preferred Stock and the common stock. See “—Market for Common Stock and Dividends” for more information regarding our dividend policies.

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Holders of the Series AAA Preferred Stock will have a preference to holders of common stock upon any liquidation of the Company, out of funds legally available therefor after distributions are made to holders of senior securities, in an amount equal to the greater of the net book value of the Series AAA Preferred Stock, the amount to be paid to the common shareholders, or $5.72 for each share of Series AAA Preferred Stock. The Board views this as a positive effect of the Reclassification notwithstanding that it is unlikely that Atlantic will ever liquidate in the foreseeable future.

Neutral Effects:

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The Series AAA Preferred Stock will have a right to participate equally with the holders of common stock in any sale or Change of Control of the Company. The Board views this as a neutral effect of the Reclassification, given that all shareholders will be able to realize the same value upon a change in control, regardless of whether the Reclassification is effected or of the class of stock they hold.

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As both the common stock and Series AAA Preferred Stock are junior to each of the Series A and Series B Preferred Stock, the Reclassification will have no impact on the rights of shareholders receiving Series AAA Preferred Stock in relation to holders of Series A and Series B Preferred Stock.

Negative Effects:

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Pro forma diluted loss per common share will increase from ($2.28) per share to ($2.59) per share for the year ended December 31, 2009. Pro forma diluted loss per common share will also increase for the three months ended March 31, 2010, but this increase will be less than $0.01. Any reduction in the earnings of or increase in the losses of the Company reduces the Company’s ability to pay dividends or make distributions to holders of its equity securities, including holders of the Series AAA Preferred Stock.

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Our Series AAA Preferred Stock will not be traded on an exchange or automated quotation system, and fewer shares will be available to its holders for trading after the Reclassification than were available when the Company had only a single class of stock. This represents a reduction in liquidity for the Series AAA Preferred shareholders, which may have an adverse effect on its market value, although this may be offset by the dividend preference of the Series AAA Preferred Stock and higher earnings expected by the Company as a result of the cost savings expected as a result of the suspension of our periodic reporting obligations currently associated with our common stock.

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Holders of Series AAA Preferred Stock will be entitled to vote only upon a change in control of the Company, which generally is business combination resulting in the transfer of a majority of the outstanding common stock, or the acquisition of all or substantially all of the Company’s assets or as otherwise required by law. Holders of Series AAA Preferred Stock will not be entitled to vote on the election of directors.

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Book value per common equivalent share, which includes the Series AAA Preferred Stock, will decrease $0.03 per share from $5.74 on a historical basis to $5.71 on a pro forma basis as of March 31, 2010, as a result of expenses associated with the Reclassification.

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Although we do not believe the issuance of the Series AAA Preferred Stock will be taxable to recipients, the Internal Revenue Service may not agree and could challenge our characterization. See “—Federal Income Tax Consequences of the Reclassification” for more information.

Remaining Common Shareholders. As to shares of our common stock that are not exchanged for Series AAA Preferred Stock in the Reclassification, shareholders will experience the following effects:

Positive Effects:

•	Common shareholders will continue to exercise sole voting control over the Company, except with respect to a change in control of the Company.

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Shareholders continuing to hold common stock after the Reclassification will have relatively increased voting control over the Company because the number of outstanding shares of common stock will be reduced.

Negative Effects:

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Pro forma diluted loss per common share will increase from ($2.28) per share to ($2.59) per share for the year ended December 31, 2009. Pro forma diluted loss per common share will also increase for the three month period ended March 31, 2010, but this increase will be less than $0.01. Any reduction in the earnings of or increase in the losses of the Company reduces the Company’s ability to pay dividends or make distributions to holders of its equity securities, including holders of our common stock.

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Book value per common equivalent share, which includes the Series AAA Preferred Stock, will decrease $0.03 per share from $5.74 on a historical basis to $5.71 on a pro forma basis as of March 31, 2010, as a result of expenses associated with the Reclassification.

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Our common stock will rank junior in priority to the Series AAA Preferred Stock; holders of Series AAA Preferred Stock will have a 5% preference with respect to the distribution of any cash dividend by the Company and a preference upon any liquidation of the Company.

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While we anticipate that the common stock will continue to be reported on the Over-the-Counter Bulletin Board following the Reclassification, it will not be eligible to be traded on an exchange or automated quotation system, and fewer shares will be available to its holders after the Reclassification than were available when the Company had only a single class of stock. This represents a reduction in liquidity for the common shareholders, which may cause a decrease in the market value of our common stock. See “—Effect on Market for Shares” for more information.

Holders of Options and Warrants to Purchase Common Stock. Options and warrants to purchase shares of Atlantic common stock have previously been issued to employees and directors of the Company and its subsidiary bank. Options and warrants that remain unexercised through the Effective Date of the Reclassification, regardless of the number of shares of common stock underlying the options held by any one option or warrant holder or the number of shares of common stock held by that option or warrant holder, will remain options or warrants to purchase common stock and will not be converted into options or warrants to purchase Series AAA Preferred Stock. The effect of the Reclassification on the shares of common stock underlying such options or warrants will be comparable to the effects of the Reclassification on remaining common shareholders, discussed above.

Options or warrants that are exercised prior to the Effective Date of the Reclassification will have been converted into common stock as of the Effective Date; shares of common stock previously underlying such exercised options or warrants will be considered together with, and treated the same as, all other shares of common stock held by that record holder, and will count towards the 1,000 or more share threshold for purposes of the Reclassification. If a shareholder of record of 1,000 or fewer shares of common stock, as reflected by the books of the Company, exercises sufficient options or warrants prior to the Effective Date of the Reclassification to cause that record holder to hold more than 1,000 shares as of the Effective Date of the Reclassification, that record holder will not have his or her shares reclassified as a result of the Reclassification.

Effects of the Reclassification on Affiliates

In addition to the effects the Reclassification will have on shareholders generally, which are described above, the Reclassification will have some additional positive and negative effects specifically on our executive officers and directors, each of whom may, as a result of his or her position, be deemed an affiliate of Atlantic. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of Atlantic or the beneficial owner of 5% or more of Atlantic’s outstanding shares, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder.

Positive Effects:

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No Further Disclosure Obligations Under the Securities Exchange Act. After the Reclassification, Atlantic will no longer be subject to the periodic reporting requirements under the Securities Exchange Act. As a result, information about our affiliates’ compensation and stock ownership will no longer be publicly available.

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Consolidation of Management Ownership. As a result of the Reclassification, we expect that the percentage of beneficial ownership of Atlantic common stock held by our directors and executive officers as a group will increase from approximately 23.7% before the Reclassification to approximately 26.2% after the Reclassification. See “Information About Atlantic and Its Affiliates—Stock Ownership by Affiliates” for information about the number of shares of common stock held by our directors, executive officers and significant shareholders.

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Elimination of Liability Under Section 18 of the Securities Exchange Act. Because the Company will no longer be required to file any reports under the Securities Exchange Act, our affiliates will no longer be subject to liability under Section 18 with respect to such reports. Currently, if any of our affiliates make a statement in any of the Company’s filings under the Securities Exchange Act that, in light of the circumstances at the time the statement is made, is false or misleading with respect to any material fact, the affiliate may be liable under Section 18 of the Securities Exchange Act to any person that purchases or sells a security at a price that is affected by the statement.

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Increased Aggregate Interest in the Net Book Value of the Company. The aggregate interest of the affiliate group in the net book value of the Company will increase on both an absolute basis and as a percentage of total equity, from $1,907,850 or 23.7% of the $8,050,000 total equity at March 31, 2010, on an historical basis to $2,097,834 or 26.2% of the $8,007,000 total equity at March 31, 2010, on a pro forma basis as adjusted to reflect the Reclassification.

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Increased Net Earnings Attributable to Affiliates. The aggregate interest of the affiliate group in the total net earnings of the Company for the year ended December 31, 2009 will increase from $1,473 or 23.7% on an adjusted historical basis to $1,628 or 26.2% on a pro forma basis.

Neutral Effects:

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Options and Warrants Unaffected. Unexercised options and warrants for the purchase of common stock held by our affiliates as of the Effective Date of the Reclassification will not be affected by the Reclassification and will remain options and warrants to purchase common stock.

Negative Effects:

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Increased Net Loss/Decreased Net Earnings per Share. Pro forma diluted loss per common share will increase from $(2.28) per share to $(2.59) per share for the year ended December 31, 2009, and pro forma diluted earnings per common share will decrease, though less than $0.01 per share, for the three months ended March 31, 2010 as a result of the Reclassification. Any reduction in the earnings of or increase in the losses of the Company reduces the Company’s ability to pay dividends or make distributions to holders of its equity securities, including its affiliates, whether holding common stock or Series AAA Preferred Stock.

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Decreased Net Book Value per Share. The net book value per common equivalent share, which includes the Series AAA Preferred Stock, will decrease $0.03 from $5.74 on an historical basis to $5.71 on a pro forma basis as of December 31, 2009 as a result of the expenses associated with the Reclassification.

Effects of the Reclassification on Unaffiliated Shareholders

In addition to the effects the Reclassification will have on shareholders generally, which are described above, the Reclassification will also have the following negative effects on our unaffiliated shareholders:

Reduction in Publicly Available Information. Atlantic will no longer be required to file public reports of its financial condition and other aspects of its business with the SEC after the Reclassification. Specifically, we will no longer be required to make public disclosures regarding executive compensation, corporate governance matters, or management stock ownership. As a result, unaffiliated shareholders will have less legally-mandated access to information about our business and results of operations than they had prior to the Reclassification. Our affiliated shareholders, however, because of their positions as directors and/or executive officers of the Company, will continue to have continuous access to all information regarding our financial condition and other aspects of our business.

Elimination of Protections Under Section 18 of the Securities Exchange Act. Because the Company will no longer be required to file any reports under the Securities Exchange Act, our unaffiliated shareholders will no longer be afforded the protections under Section 18 with respect to false or misleading statements in such reports. Currently, if the Company or any of its affiliates makes a false or misleading statement with respect to any material fact in any of the Company’s filings under the Securities Exchange Act, in light of the circumstances at the time the statement was made, the Company or the affiliate may be liable under Section 18 of the Securities Exchange Act to any person who purchases or sells a security at a price that is affected by the statement.

Recommendation of the Board of Directors; Fairness of the Reclassification

The Board believes that the Rule 13e-3 Transaction is substantively and procedurally fair to Atlantic’s unaffiliated shareholders who will receive Series AAA Preferred Stock. The Board also believes that the Rule 13e-3 Transaction is substantively and procedurally fair to unaffiliated shareholders who will retain their shares of common stock following the transaction. The Board of Directors, including those directors who are not employees of Atlantic, has approved, and recommends that the shareholders approve, the proposed amendment to our Articles of Incorporation, which reflects the terms of the Rule 13e-3 Transaction.

Each director and executive officer is deemed a “filing person” in connection with this transaction. As filing persons, they have each determined in their individual capacity that the Rule 13e-3 Transaction is substantively and procedurally fair to our unaffiliated shareholders in each of the constituencies described above. No individual filing person, however, is making any recommendation to shareholders as to how to vote. See “—Determination of Fairness by Atlantic Affiliates” for information regarding the filing persons’ fairness determination.

All of our directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of each of the proposed amendments to our Articles of Incorporation. Our directors and executive officers beneficially own approximately 23.7% of the shares outstanding. Although the Board as a whole recommends that the shareholders vote in favor of the proposed amendments for the reasons set forth in “—Reasons for the Reclassification,” no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

We considered a number of factors in determining to approve the Reclassification, including the effects described under “—Effects of the Reclassification on Atlantic,” “—Effects of the Reclassification on Affiliates” and “—Effect of the Reclassification on Shareholders Generally,” and the relative advantages and disadvantages described under “—Reasons for the Reclassification.” The Board also reviewed the tax and pro forma financial effects of the Reclassification on Atlantic and its shareholders.

After the Reclassification, Atlantic’s common stock will not be registered under the Securities Exchange Act, nor will we have any periodic reporting obligations under the Securities Exchange Act. The Board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements attached to the common stock under the Securities Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued reporting obligations attached to our of the common stock under the Securities Exchange Act. Similarly, the Board also considered the prospective decrease in the administrative expense we incur in connection with soliciting proxies for routine annual meetings of shareholders. Management determined that the Reclassification would result in the cost savings described in “—Reasons for the Reclassification.”

Additionally, the Board considered the effect that suspending the reporting obligations associated with the common stock would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the Board determined that, even as an SEC-reporting company, Atlantic has not had an active, liquid trading market for its common stock and that its shareholders derive little relative benefit from its status as an SEC-reporting company. The Board determined that the cost savings and reduced management time to be achieved by suspending the periodic reporting obligations currently attached to the common stock under the Securities Exchange Act outweighed any potential detriment from such suspension.

We considered alternatives to the proposed going-private transaction but ultimately approved the Reclassification proposal. Please read the discussion under “—Alternatives Considered” for a description of these alternatives.

Substantive Fairness. The Board considered numerous factors, discussed below, in reaching its conclusions that the Rule 13e-3 Transaction is substantively fair to our unaffiliated shareholders who will receive Series AAA Preferred Stock and to our unaffiliated shareholders who will retain their shares of common stock. In reaching these conclusions, the Board considered all of the factors as a whole and did not assign specific weights to particular factors:

Factors Affecting Shareholders Receiving Series AAA Preferred Stock and Shareholders Retaining Common Stock

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Equity Interest in the Company. All shareholders will continue to hold an equity interest in the Company and will continue to have the opportunity to participate in any future growth and earnings, including any future sale or change in control of the Company. The Board viewed this factor as supporting its determination of fairness because no shareholders will be forced to involuntarily liquidate their equity interest in the Company, as would be the case in a cash-out merger or a reverse stock split. See “—Alternatives Considered.”

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Earnings (Loss) Per Share. The reclassification would cause basic and diluted loss per share to increase $0.31 per share from ($2.28) per share on an historical basis to ($2.59) per share on a pro forma basis as of December 31, 2009. The reclassification would also cause basic and diluted earnings per share to decrease, though less than $0.01 per share, on a pro forma basis as of March 31, 2010.

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Book Value Per Common Equivalent Share. Book value per common equivalent share, which includes the Series AAA Preferred Stock, will decrease approximately 0.5% from $5.74 on an historical basis to $5.71 on a pro forma basis as of December 31, 2009. The decrease in book value per common equivalent share is due to remaining transaction costs net of deferred tax of approximately $43,000. The Board viewed the decrease as nominal and believes the effect on book value supports its determination of fairness, because the decrease in book value affects both the shareholders receiving Series AAA Preferred Stock and those retaining common stock.

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Tax Consequences. The Board noted that the Reclassification should not result in a taxable event for shareholders receiving Series AAA Preferred Stock and would not result in a taxable event for shareholders retaining their shares of common stock. These tax consequences contributed to the Board’s recommendation and conclusion as to the fairness of the Reclassification to unaffiliated shareholders who will receive Series AAA Preferred Stock and those who will retain their shares of common stock following the Reclassification. The Board noted that if the transaction had been structured as a cash-out merger or a reverse stock split, it would have been a taxable event for those shareholders receiving cash. See “—Federal Income Tax Consequences of the Reclassification” for more information regarding the tax consequences of the Reclassification.

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Loss of Benefits of SEC Reporting. After the Reclassification, neither our common stock nor our preferred stock will be subject to periodic reporting requirements under the Securities Exchange Act. This will reduce the amount of information that is publicly available about the Company, including detailed analyses by management of our financial results, current reports of significant corporate events, copies of material contracts involving the Company, and information as to executive and director compensation and stock ownership. It will also eliminate certain corporate governance safeguards under the Sarbanes-Oxley Act, such as the requirement for an audited report on our internal controls and disclosure requirements relating to our audit committee, code of ethics and director nominations process.

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The Board noted that while the loss of the benefits of SEC reporting was, standing alone, a negative factor in its fairness determination, the fact that detailed financial data, including income statement and balance sheet data, about both the Company and its subsidiary bank would continue to be publicly available from the FDIC and the Federal Reserve Board in the form of publicly available call reports and financial statements for bank holding companies on Form FR Y-9 for the subsidiary bank and the Company, respectively. Call reports for our subsidiary bank are accessible via the website of the Federal Financial Institutions Examination Counsel, located at https://cdr.ffiec.gov/public/ and financial statements for the Company are accessible online via the National Information Center, located at http://www.ffiec.gov/nicpubweb/nicweb/NicHome.aspx. The Board considered the public availability of such materials after the Reclassification and the Company’s continued provision of its audited financial statements to shareholders as benefits offsetting some of the benefits lost with the suspension of our SEC reporting obligations and corresponding periodic reporting.

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Options and Warrants Unaffected. Unexercised options and warrants for the purchase of common stock held as of the Effective Date of the Reclassification will not be affected by the Reclassification and will remain options and warrants to purchase common stock.

Shareholders Receiving Series AAA Preferred Stock

In making its determination that the Rule 13e-3 Transaction was fair to shareholders receiving Series AAA Preferred Stock, the Board considered the relative advantage and disadvantages of the following terms of the Series AAA Preferred Stock:

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Liquidation Preference With Respect to Holders of Common Stock. In the event of the liquidation or dissolution of the Company, before any payment is made to the holders of the common stock, the holders of the Series AAA Preferred Stock will be entitled to be paid in full (on a per-share basis), out of funds legally available therefor following distributions to holders of senior securities, an amount equal to the greater of the net book value of the Series AAA Preferred Stock, the amount to be paid to the common holders, or $5.72 per share. As a result, upon the liquidation or dissolution of the Company, the holders of the Series AAA Preferred Stock will be paid before any payment is made to the common shareholders. Although the Board acknowledged that the liquidation preference is not likely to affect shareholders for the foreseeable future, it nevertheless viewed it as a benefit to the shareholders receiving Series AAA Preferred Stock.

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Dividend Preference With Respect to Holders of Common Stock. The holders of the Series AAA Preferred Stock will be entitled to a 5% preference in the distributions of cash dividends prior to the payment of any dividends to the holders of common stock. This dividend preference means that holders of Series AAA Preferred Stock will be entitled to receive a full payment of 105% of any dividend declared to the holders of common stock before the common shareholders are entitled to payment. For example, based on a $1.00 per common share dividend payment, holders of Series AAA Preferred Stock would receive $1.05 per share. The Board viewed the dividend preference as a benefit to the shareholders receiving Series AAA Preferred Stock notwithstanding that Atlantic is and will remain subject to extensive regulations regarding its ability to pay cash dividends, and cash dividends paid on the Series AAA Preferred Stock and the common stock, if any, will be paid at the sole discretion of our Board of Directors and we may, subsequent to the Reclassification, elect not to pay dividends on our equity securities, including the Series AAA Preferred Stock and the common stock.

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Rights to Equal Participation with Common Stock on a Change in Control; Conversion to Common Stock in the event of Future Section 12 Registration. Holders of the Series AAA Preferred Stock will have the right to participate in any value received as a result of any future sale of the Company at the same value per share as the holders of the common stock. In addition, shares of Series AAA Preferred Stock will convert to common stock on a share-for-share basis in the event that a registration statement filed by the Company pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, is declared effective. The Board viewed the conversion provisions as having a neutral effect on the shareholders receiving Series AAA Preferred Stock, given that all shareholders will be able to realize the same value upon a change in control, regardless of whether the reorganization takes place or of the class of stock they hold, and that all shareholders would once again hold common stock should the Company become a public reporting company under Section 12 of the Exchange Act again in the future.

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Limited Voting Rights. The holders of the Series AAA Preferred Stock will be entitled to vote only upon a proposed change in control of the Company or as otherwise required by law. The holders of the Series AAA Preferred Stock will not be entitled to vote on the election of directors and will therefore have no influence on the future composition of the Board of Directors or senior management team of the Company. Furthermore, a change in control of the Company is not presently contemplated and may never occur. The Board noted, however, that the shareholders receiving Series AAA Preferred Stock currently have limited influence on shareholder votes, because those shareholders only hold an aggregate of approximately 11% of our outstanding common stock as of March 31, 2010. The Board viewed the limited voting rights as a negative factor for the shareholders receiving Series AAA Preferred Stock.

While the Board viewed the limited voting rights as a negative factor for the shareholders receiving Series AAA Preferred Stock, the Board concluded that the overall terms of Series AAA Preferred Stock were fair to the shareholders receiving this stock because the Series AAA Preferred Stock includes a liquidation preference, notwithstanding that liquidation of the Company is unlikely for the foreseeable future, a 5% dividend preference to the common stock, notwithstanding that dividends on the Series AAA Preferred Stock are non-cumulative and payable at the discretion of the Board of Directors, and contains an equal participation rights provision and voting rights in the event of a change of control of the Company. In addition, both the common and Series AAA Preferred shareholders will continue to have an opportunity to participate in any future growth and earnings of the Company following the Reclassification.

Shareholders Retaining Shares of Common Stock:

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Voting Rights. Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote, including but not limited to a proposed change in control of the Company and the election of directors. The Board viewed these voting rights as a benefit to the shareholders retaining common stock.

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Junior in Priority to Series AAA Preferred Stock. The Series AAA Preferred Stock will rank senior in priority to the common stock with respect to dividend rights and rights related to the liquidation or dissolution of the Company. In the event of the liquidation or dissolution of the Company, before any payment is made to the holders of common stock and after any payments have been made to holders of senior securities, the holders of the Series AAA Preferred Stock will be entitled to be paid in full out of funds legally available therefor (on a per-share basis) an amount equal to the greater of the net book value of the Series AAA Preferred Stock, the amount to be paid to the common holders, or $5.72 per share. As a result, upon the liquidation or dissolution of the Company, the holders of Series AAA Preferred Stock will be entitled to payment before any payment is made to the holders of common stock. Additionally, the holders of Series AAA Preferred Stock will be entitled to a 5% preference in the distribution of cash dividends prior to the payment of any dividends to the holders of common stock. The Board viewed the liquidation and dividend preference of the Series AAA Preferred Stock as a disadvantage to the shareholders retaining common stock. The Board believes the subordination of the common stock to the Series AAA Preferred Stock is fair to the shareholders retaining common stock because the common shareholders will continue to have unlimited voting rights.

Determination of Exchange Ratio

While the Series AAA Preferred Stock has limited voting rights, the Board determined that the value of the Series AAA Preferred Stock is equivalent to the value of the common stock because the Series AAA Preferred Stock has the right to equal participation with common stock in a change in control and contains a dividend and liquidation preference to the common stock, notwithstanding that dividends on the Series AAA Preferred Stock are non-cumulative and payable at the discretion of the Board of Directors and liquidation of the Company is unlikely for the foreseeable future. This determination was made based on the Board’s review of the relative rights and preferences of Series AAA Preferred Stock as compared to the common stock, and no quantitative analysis of the value of Series AAA Preferred Stock or common stock was considered. Specifically, the Board weighed subjectively the collective advantages of the Series AAA Preferred Stock—the existence and amounts of the dividend and, to a lesser extent, liquidation preferences—against the relative advantages of the common stock, such as unlimited voting rights and the resulting right to select the Company’s Board of Directors and thereby determine its strategic direction, and determined that those rights were in balance. It also weighed subjectively the relative disadvantages of the two classes—the general lack of voting power, as mitigated by the right to vote on a change of control, in the case of the Series AAA Preferred Stock and the subordination in terms of rank, dividends and liquidation preference in the case of the common stock, and determined that the relative drawbacks were also in balance. Finally, it considered the benefits that would be shared by the classes, such as the voting and consideration payable upon a change in control, and the ability to benefit from the expense savings of the Reclassification and share in future growth of the Company, and determined that these represented factors that would have the same immediate and long-term effect on the value of each class. As a result of these analyses, the Board determined that the advantages and disadvantages of the terms of the Series AAA Preferred Stock were in balance compared to those of our common stock and that a one-for-one exchange ratio was therefore appropriate.

The Board did not consider that holders of the Series AAA Preferred Stock who sold their stock subsequent to the Reclassification but prior to the declaration of a dividend on the Series AAA Preferred Stock or the liquidation of the Company or holders of the common stock that sold their shares subsequent to the Reclassification but prior to a matter being brought before the common shareholders for a vote may not directly realize the respective, relative benefits of the Series AAA Preferred Stock and the common stock following the Reclassification.

Although the Series AAA Preferred Stock has substantially different rights and preferences from our common stock, the Board believes that the value of the Series AAA Preferred Stock is equivalent to our common stock. Although the Series AAA Preferred Stock is generally nonvoting, it will enjoy a preference on dividends when and if declared by the Board of Directors in its discretion. The Board determined subjectively and in its business judgment based on its discretionary view of the matter, that the decrease in value based on the nonvoting nature of the Series AAA Preferred Stock is balanced by an increase in value attributable to the potential for increased dividend flow, particularly in view of the right of the Series AAA Preferred Stock to vote on a change in control of the Company, which the Board viewed as a mitigating factor with respect to the loss of voting power more generally. The liquidation preference relative to our common stock, while an advantage for the Series AAA Preferred Stock, is not as significant in the banking industry as it is in others, as bank holding companies generally liquidate only following the receivership of their subsidiary banks, and generally lack assets to distribute to equity holders under such circumstances. The Board does not expect the Company to be liquidated in the foreseeable future. The Board therefore gave the liquidation preference of the Series AAA Preferred Stock less weight than the other factors it considered in determining the relative balance of the value of the two classes of stock. Because the Board believes the value of the Series AAA Preferred Stock is equivalent to the value of the common stock, the actual cash value of the shares in each class is immaterial to the determination of the fairness of the Reclassification because those values would be the same. Additionally, an appraisal of the Series AAA Preferred Stock was not necessary for tax purposes because the Company determined that the Reclassification should not be taxable to shareholders receiving Series AAA Preferred Stock or to shareholders retaining common stock. As a result, the Board decided not to seek an independent valuation or appraisal of the Series AAA Preferred Stock or the common stock from a financial advisor.

In reaching its conclusion that the Rule 13e-3 Transaction is substantively fair to our unaffiliated shareholders who will receive Series AAA Preferred Stock and who will retain their shares of common stock, the Board did not consider the current or historical market price of our common stock, repurchase prices we paid for our common stock (which are shown in “Information About Atlantic and Its Affiliates—Purchases of Atlantic Stock During Prior Two Years” and “—Market for Common Stock and Dividends”), our net book value ($5.72 per share at December 31, 2009 and $5.74 per share at March 31, 2010), our going concern value, or the liquidation value of our assets to be material because shareholders are not being “cashed out” in connection with the Reclassification. Shareholders receiving Series AAA Preferred Stock will continue to hold an equity interest in the Company and will participate equally with the holders of common stock on the sale or a change in control of the Company. Additionally, the Board determined that the overall terms of the Series AAA Preferred Stock were fair to all of our unaffiliated shareholders. In the Board’s opinion, the qualitative advantages and disadvantages of the terms of the Series AAA Preferred Stock are balanced as compared to the rights related to our common stock. Therefore, the Board determined no quantitative analysis, such as a review of the current, historical or repurchase prices of our common stock, our net book value or going concern value, or the liquidation value of our assets, was necessary and did not undertake a quantitative analysis. For the same reasons, the Board also did not request or receive any reports, opinions or appraisals from any outside party relating to the value of the Series AAA Preferred Stock. There have not been any firm offers to acquire the Company.

Moreover, with respect to the current and historical market prices of our common stock, there is a limited market for our common stock. At the time the Board made its fairness determination, it was aware of a limited number of trades in the common stock during 2008 and 2009. See “—Purchases of Atlantic Stock During Prior Two Years’ and “—Market for Common Stock and Dividends.” Accordingly, there was limited market price information for the Board to consider.

The Board is not aware of any material contracts, negotiations or transactions, other than in conjunction with the Reclassification as described in “—Background of the Reclassification” on page 12, or as otherwise disclosed in the reports filed by the Company with the SEC, during the preceding two years for (1) the merger or consolidation of Atlantic into or with another person or entity; (2) the sale or other transfer of all or any substantial part of the assets of Atlantic; (3) a tender offer for any outstanding shares of Atlantic common stock; or (4) the election of directors to our Board.

Procedural Fairness. The Board of Directors, including those who are not employees of Atlantic, has unanimously approved the Reclassification and each of the proposed amendments to our Articles of Incorporation and is seeking shareholder approval of the Reclassification Amendment to our Articles of Incorporation. All of our affiliates, which includes all of our directors and executive officers, participated in the Board discussions regarding pursuing a transaction designed to allow the Company to deregister its common stock. Each of our affiliates potentially has a conflict of interest with respect to the Reclassification because he or she is in a position to structure the Reclassification in a way that benefits his or her interests differently from the interests of the unaffiliated shareholders. As described under “—Effects of Reclassification on Affiliates” on page 19, the Reclassification will have various positive effects on our affiliates that it will not have on unaffiliated shareholders. In particular, elimination of liability under Section 18 of the Securities Exchange Act is a potential benefit of the Reclassification that would be unique to our affiliates. Also, we currently anticipate that the vast majority of the shares of common stock held by our affiliates will not be reclassified to Series AAA Preferred Stock in the Reclassification and will remain common stock. Because there will be fewer outstanding shares of common stock after the Reclassification, the affiliates will own a larger relative percentage of the outstanding common stock after the Reclassification, and the common stock will continue to have voting rights as compared to the Series AAA Preferred Stock, which will have limited voting rights. However, this difference will not apply to affiliates by virtue of their status as affiliates; all remaining common shareholders will realize this benefit of the Reclassification, and we currently anticipate that all of our affiliates who are shareholders prior to the Reclassification will remain common shareholders following the Reclassification.

The affirmative vote of at least two-thirds (2/3) of the votes eligible to be cast will be required to approve the Reclassification. Approval by a majority of unaffiliated shareholders is not required. The Board considered such a provision unnecessary in light of the facts that: (i) the provisions of the Reclassification apply regardless of whether a shareholder is an affiliate; and (ii) at least two-thirds (2/3) of the outstanding shares eligible to vote must vote in favor of the Reclassification in order to effect it, while affiliates of the Company currently hold only approximately 23.7% of the Company’s shares of common stock.

The Board also noted that shareholders who wish to increase their record holdings in order to avoid the exchange of their Atlantic common stock for Series AAA Preferred Stock may do so by purchasing shares of Atlantic common stock from other shareholders prior to the effective time of the Reclassification or placing them in “street name” with a broker, so long as that broker remains the holder of record, as reflected by the books of the Company, of more than 1,000 shares as of the Effective Date of the Reclassification. Conversely, shareholders who wish to receive Series AAA Preferred Stock but hold 1,000 or more shares of common stock may subdivide or sell their common stock before the Reclassification is effected. In either case, shareholders may have difficulty finding buyers or sellers of our common stock because the market for our stock is inactive and our common stock is not traded or listed on an exchange. Atlantic’s shareholder list is available for inspection by shareholders in accordance with state law, as described more fully below, and shareholders wishing to buy common stock in order to retain ownership in that class or holders of more than 1,000 shares wishing to sell in order to obtain preferred stock may review the list or contact our President or Chief Financial Officer to authorize them to provide their names to potential counterparties requesting such information.

In addition, the Board of Directors has resolved that shareholders be entitled to dissenters’ rights as provided under South Carolina law. This further supports the procedural fairness to all shareholders, as it provides an alternative process by which dissenting shareholders may obtain the fair value of their shares in cash. See “Dissenters’ Rights” and Appendix B.

No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Reclassification or preparing a report covering its fairness was retained by Atlantic or by a majority of directors who are not employees of Atlantic. The Board concluded that the retention of an unaffiliated shareholder representative was not necessary because both unaffiliated and affiliated shareholders may exercise dissenters’ rights under South Carolina law. We expect, however, that no shares held by our affiliates will be reclassified to Series AAA Preferred Stock because all of our affiliates will likely hold more than 1,000 shares of record at the effective time of the Reclassification. After consideration of the factors described above, the Board believes that the Reclassification is procedurally fair notwithstanding the absence of an unaffiliated shareholder approval requirement or unaffiliated representative.

We have not made any provision in connection with the Reclassification to grant unaffiliated shareholders access to our corporate files, except as provided under the South Carolina Code. Section 33-16-102 of the South Carolina Code permits shareholders to inspect and copy, upon five days’ prior written notice and during regular business hours at our main office, the following records: (1) our Articles of Incorporation; (2) our bylaws; (3) resolutions adopted by our Board of Directors authorizing the common stock and Series AAA Preferred Stock and setting their respective terms; (4) the minutes of all shareholders’ meetings, and records of any actions taken by shareholders without a meeting, for the past ten years; (5) all written communications to shareholders as a group within the past three years, including the financial statements furnished to shareholders for the past three years; (6) a list of the names and business addresses of our current directors and officers; (7) our most recent annual report delivered to the South Carolina Department of Revenue; and (8) for holders of at least one percent of our outstanding common stock (or, after the Reclassification, our Series AAA Preferred Stock), our federal and state income tax returns for the last ten years.

Additionally, shareholders are entitled to inspect and copy, upon five days’ prior written notice and during regular business hours at a reasonable location specified by the Company, any of the following records: (1) excerpts from minutes of any meeting of the Board of Directors, records of any action of a committee of the Board of Directors while acting in place of the board, minutes of any meeting of the shareholders, and records of action taken by the shareholders or Board of Directors without a meeting, to the extent not subject to inspection as described in the preceding paragraph; (2) our accounting records; and (3) our shareholder list. A shareholder may only inspect and copy these three types of records if: (1) his or her demand is made in good faith and for a proper purpose; (2) he or she describes with reasonable particularity his or her purpose and the records he or she desires to inspect; and (3) the records are directly connected with this purpose. The board determined that these access provisions, together with the disclosure contained in this proxy statement and Atlantic’s filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Reclassification.

In addition, the Board did not consider it necessary to obtain legal counsel for unaffiliated shareholders or to obtain an independent appraisal of our common stock for such shareholders at our expense. Because there is not a cash component of the Reclassification and for the reasons described in “—Determination of Exchange Ratio” above, the Board did not deem it necessary to obtain an appraisal of the common or Series AAA Preferred Stock when it was setting the terms of the Series AAA Preferred Stock and the Reclassification. If a dissenters’ proceeding remains unsettled and requires litigation, however, the Company may be required to pay for any court-appointed appraiser(s) unless the court orders otherwise based on the dissenter’s failure to act in good faith or for similar equitable reasons.

In deciding not to adopt these additional procedures, the Board also took into account factors such as Atlantic’s size and the cost of such procedures. While these procedures would provide additional procedural protections for shareholders, the Board determined that they were not necessary to ensure the procedural fairness of the Reclassification because, in its view, the availability of dissenters’ rights, the ability of the shareholders to vote on the transaction as a single class, the majority of all eligible shares approval requirement, the relatively low percentage of our stock held by affiliates and the time and means afforded to shareholders to obtain their desired consideration in the Reclassification were sufficient to support the Board’s determination that the transaction is procedurally fair to each shareholder constituency.

After consideration of the factors described above, the Board of Directors has determined that the Rule 13e-3 Transaction is procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative and the provision of legal counsel or appraisal services at Atlantic’s expense, to Atlantic’s unaffiliated shareholders who will receive Series AAA Preferred Stock Rule 13e-3 Transaction. The Board has also determined that the Rule 13e-3 Transaction is procedurally fair to unaffiliated shareholders who will retain their shares of common stock. Additionally, the Board believes that the Rule 13e-3 Transaction is substantively fair to these constituencies. Finally, the Board has determined that the Rule 13e-3 Transaction is substantively and procedurally fair to affiliated shareholders for the same reasons specified as to unaffiliated shareholders, given that its terms do not distinguish between these groups.

Determination of Fairness by Atlantic Affiliates

Our affiliates consist of our directors and executive officers, and holders of a significant portion of our common stock:

Gary C. Davis	Allen B. Ward
Frederick Anthony Nimmer, III	Edgar L. Woods
Robyn Josselson Shirley	Michelle M. Pennell
Mark S. Simpson	Todd D. Hoke
Brian J. Smith	Karen B. Sprague
Robert P. Trask

For each of our affiliates, their purpose and reasons for engaging in the Reclassification, alternatives considered and analyses regarding substantive and procedural fairness of the Reclassification to unaffiliated shareholders receiving Series AAA Preferred Stock in the Reclassification and to those retaining their shares of common stock were the same as those of the Board of Directors, and each of these affiliates adopted the analyses of the Board of Directors with respect to these issues. Based on these factors and analyses, each of our affiliates has concluded that the Rule 13e-3 Transaction is procedurally and substantively fair to our unaffiliated shareholders who will receive Series AAA Preferred Stock and to its unaffiliated shareholders who will retain their shares of common stock. See, “Special Factors—Recommendation of the Board of Directors; Fairness of the Reclassification—Substantive Fairness,” beginning on page 21, and “—Procedural Fairness,” beginning on page 25 for a description of the analyses of the Board of Directors as to these issues.

Our affiliates are deemed to be “filing persons” for purposes of this transaction. The business address and telephone number of each filing person is c/o Atlantic Bancshares, Inc., One Sheridan Park Circle, PO Box 3077, Bluffton, South Carolina 29910, telephone (843) 815-7111. Each filing person is a citizen of the United States and, except for Michelle M. Pennell, Todd D. Hoke and Karen B. Sprague, is a director of the Company. Robert P. Trask is also the Chief Executive Officer of the Company, Brian J. Smith is also the Chairman of the Company, Michelle M. Pennell is its Chief Financial Officer, Karen B. Sprague is its Chief Operations Officer, and Todd D. Hoke is its Chief Credit Officer. For more information regarding the filing persons, see “INFORMATION ABOUT ATLANTIC AND ITS AFFILIATES—Directors and Executive Officers,” on page 44. No filing person has been (i) convicted in a criminal proceeding (other than traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (other than matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws during the past five years.

Federal Income Tax Consequences of the Reclassification

Presented below are the material federal income tax consequences of the Reclassification to: (1) shareholders (including any affiliated shareholders) who will receive Series AAA Preferred Stock in the Reclassification, (2) shareholders (including any affiliated shareholders) who will retain shares of Atlantic common stock after the Reclassification and (3) Atlantic itself.

The discussion does not address all U.S. federal income tax considerations that may be relevant to certain shareholders in light of their particular circumstances. The discussion assumes that the Atlantic shareholders hold their shares of common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the Reclassification. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to mark-to-market;

•	persons that hold Atlantic common stock as part of a hedge, straddle or conversion transaction;

•	persons who are considered foreign persons for U.S. federal income tax purposes;

•	persons who acquired or acquire shares of Atlantic common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

•	persons who do not hold their shares of Atlantic common stock as a capital asset.

No ruling has been or will be obtained from the Internal Revenue Service (“IRS”) as to the tax consequences of the Reclassification. In addition, the IRS is not obligated to follow the tax consequences as described herein and may conclude that different tax consequences apply to a shareholder with respect to the exchange of his or her stock in the Reclassification.

Accordingly, we recommend that shareholders consult their own tax advisors as to the specific tax consequences of the Reclassification, including applicable federal, foreign, state and local tax consequences to them of the Reclassification in light of their own particular circumstances.

Federal Income Tax Consequences to Shareholders Receiving Series AAA Preferred Stock in the Reclassification. The Reclassification will be treated as a “recapitalization,” which is considered a “tax-free” reorganization for federal income tax purposes. Accordingly, a shareholder who receives Series AAA Preferred Stock in the Reclassification should not recognize any gain or loss. Further, the shareholder’s basis in the Series AAA Preferred Stock should be the same as such shareholder’s basis in his or her common stock surrendered in the Reclassification and the period such shareholder is considered to have held the Series AAA Preferred Stock should include the period the shareholder held his Atlantic common stock surrendered in the Reclassification.

Although the Reclassification will be treated as a “tax-free” reorganization and the exchange of Series AAA Preferred Stock for common stock should not result in the recognition of gain or loss, no assurance can be given that the IRS will agree and/or will not challenge such characterization for federal income tax purposes. While ordinarily the receipt of stock, such as the Series AAA Preferred Stock, in a transaction such as the Reclassification would not result in a taxable transaction for federal income tax purposes, certain types of stock, such as “nonqualified preferred stock” may not be exchanged “tax-free” in a reorganization.

The term “nonqualified preferred stock” is “preferred stock” in which (1) the holder of such stock has the right to require the issuer (or a related person) to redeem or purchase the stock within 20 years of the date of issue of such stock, (2) the issuer (or a related person) is required to redeem or purchase such stock within 20 years of the date of issue of such stock, (3) the issuer (or a related person) has the right to redeem or purchase the stock within 20 years of the date of issue of such stock and, as of the issue date of such stock, it is more likely than not that such right will be exercised, or (4) the dividend rate on such stock varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices, or similar indices. Further, “preferred stock” means stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. Stock shall not be treated as participating in corporate growth to any significant extent unless there is a real and meaningful likelihood of the shareholder actually participating in the earnings and growth of the corporation.

The Series AAA Preferred Stock should not be considered to be “preferred stock” for federal income tax purposes (and therefore should not be considered “nonqualified preferred stock”) because the Series AAA Preferred Stock is not limited as to dividends vis-à-vis the common stock and is able to participate in corporate growth to the same extent as the common due to the fact that:

•

the amount distributed with respect to a share of the Series AAA Preferred Stock in the event of a liquidation cannot be less than the amount distributed with respect to one share of Atlantic common stock; and

•	the Series AAA Preferred Stock automatically will convert on a share-for-share basis in the event of a transaction that results in a change in control of the Company.

Nevertheless, if the IRS were to successfully contend that the Series AAA Preferred Stock should be treated as “nonqualified preferred stock” for federal income tax purposes, the receipt of the Series AAA Preferred Stock would be treated the same as the receipt of cash in the Reclassification.

Federal Income Tax Consequences to Shareholders Who Do Not Receive Series AAA Preferred Stock in the Reclassification. Affiliated and unaffiliated shareholders who remain common shareholders following the Reclassification will not recognize gain or loss as a result of the Reclassification. The Reclassification will not affect the adjusted tax basis or holding period of any shares of Atlantic common stock that a shareholder continues to own after the Reclassification.

Federal Income Tax Consequences to Atlantic and Its Subsidiary Bank. Neither Atlantic nor its subsidiary bank will recognize gain or loss for U.S. federal income tax purposes as a result of the Reclassification.

Federal Income Tax Consequences to Shareholders Who Exercise Their Right to Dissent and Receive Cash for Their Atlantic Common Stock. A holder of Atlantic common stock who exercises his or her right to dissent and receive cash in exchange for his or her Atlantic common stock generally will recognize capital gain or loss with respect to those shares equal to the difference between the amount of cash received and his or her basis in the Atlantic common stock, so long as he or she no longer holds shares of Atlantic common stock after the Reclassification. Generally, such gain or loss will be long-term capital gain or loss if the shares have been held by the shareholder for more than one year or short-term capital gain if the shareholder has held the Atlantic common stock for one year or less. Long-term capital gain is generally subject to federal income taxation currently at a maximum rate of 15%, while short-term capital gain is taxed currently at ordinary income tax rates of up to 35% for federal income tax purposes. If the shareholder either actually or constructively owns shares of Atlantic stock after the Reclassification, the full amount of cash amount received for the shares (without reduction for any basis in the shares of stock cancelled in the Reclassification) may be taxable to the shareholder as a dividend, instead of giving rise to long-term capital gain or loss, unless the shareholder satisfies one of the tests for redemption treatment contained in Section 302 of the Internal Revenue Code (“IRC”). Currently, dividend income also is subject to federal income taxation at a maximum rate of 15%. The redemption rules of IRC Section 302 and the IRC’s constructive ownership rules are, in part, fact specific as to a shareholder’s particular situation. Accordingly, shareholders who exercise their right to dissent and who continue to actually or constructively own shares of Atlantic stock after the Reclassification should consult their tax advisers to determine whether they satisfy any of the redemption tests of IRC Section 302 after application of the constructive ownership rules. Any capital loss resulting from a shareholder’s exercising his or her right to dissent and the receipt of cash may be subject to limitation as to the amount of loss that may be deducted currently by the shareholder.

Backup Withholding. Non-corporate shareholders of Atlantic may be subject to backup withholding at a rate of 28% on cash payments received in the Reclassification. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS.

The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Reclassification. Thus, shareholders are urged to consult their own tax advisors as to their specific tax consequences of the Reclassification, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Pro Forma Effect of the Reclassification

The following selected pro forma financial data illustrate the pro forma effect of the Reclassification on Atlantic’s statement of operations for the year ended December 31, 2009 and for the three months ended March 31, 2010, and its balance sheet as of December 31, 2009 and March 31, 2010. Management has prepared this information based on its estimate that 156,029 shares of Atlantic common stock will be reclassified into the same number of shares of Series AAA Preferred Stock in the Reclassification and that the transaction expenses related to the Reclassification will be $95,000. Please see “Pro Forma Consolidated Financial Information” for the complete pro forma financial information relating to this transaction.

ATLANTIC BANCSHARES, INC.

Selected Pro Forma Consolidated Financial Data

(Dollars in thousands except share and per share data)

(Unaudited)

(in thousands, except per share data)	As of and for the three months ended March 31, 2010	As of and for the year ended December 31, 2009
Net interest income	$864	$3,257
Provision for loan losses	183	1,958
Other income	177	279
Other expense *	838	3,271

Income (Loss) before income taxes	20	(1,693)
Income tax expense (benefit)	(18)	1,245

Net income (loss)	38	(2,938)

Less: Effective dividend paid on Series A and Series B Preferred Stock	32	—
Net income (loss) available to common shareholders	$6	$(2,938)

PER COMMON SHARE
Basic loss per share	$.00	$(2.59)
Diluted loss per share	$.00	$(2.59)

AT PERIOD END
Assets	$87,137	$92,683
Stockholders’ equity	9,997	9,942
Common shares outstanding	1,247,118	1,247,118
Series AAA Preferred shares outstanding	156,029	156,029

Total shares outstanding	1,403,147	1,403,147
Book value per common equivalent share **	$5.71	$5.67

*	Expenses associated with the Reclassification are estimated to total $95,000 of which $30,000 in legal fees were expensed during the three months ended March 31, 2010
**	Common equivalent shares include Common Stock and Series AAA Preferred Stock

INFORMATION REGARDING THE

SPECIAL MEETING OF SHAREHOLDERS

Time and Place of Meeting

We are soliciting proxies through this proxy statement for use at the special meeting of Atlantic shareholders. The special meeting will be held at [MEETING TIME], local time, on [MEETING DAY], [MEETING DATE], 2010, at [MEETING LOCATION], Bluffton, South Carolina.

Record Date and Mailing Date

The close of business on [RECORD DATE], 2010 is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about [MAIL DATE], 2010.

Number of Shares Outstanding

As of the close of business on the record date, Atlantic had 10,000,000 shares of common stock authorized, of which 1,403,147 shares were issued and outstanding, and 10,000,000 shares of preferred stock, no par value authorized, of which 2,000 shares have been designated as Series A Preferred Stock, all of which are issued and outstanding, and 98.00098 have been designated as Series B Preferred Stock, 98 of which are issued and outstanding. Each outstanding share of our common stock is entitled to one vote on all matters presented at the meeting. Neither the Series A Preferred Stock nor the Series B Preferred Stock is entitled either to notice of or to vote on any matter presented at the meeting.

Proposals to be Considered

Shareholders will be asked to vote on the following proposals:

(1)	an amendment to our Articles of Incorporation providing for a stock reclassification pursuant to which each shareholder of record, as reflected by the books of the Company, of [RECLASS THRESHOLD] of common stock will receive one share of newly designated Series AAA Preferred Stock, the terms of which are set forth in Appendix A to the enclosed proxy statement, for each share of common stock held by such shareholder;

(2)	a proposal to grant management of Atlantic the authority to adjourn the meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the meeting; and

(3)	any other business as may properly come before the meeting or any adjournment of the meeting.

The Articles of Amendment containing the proposed amendment described above are attached as Appendix C to this proxy statement.

Dissenters’ Rights

Shareholders are entitled to dissenters’ rights in connection with Proposal One, the amendment effecting the reclassification of a portion of our outstanding common stock. See “Dissenters’ Rights” and Appendix B to this proxy statement.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR approval of Proposal One, the proposed amendment to our Articles of Incorporation, FOR Proposal Two, granting management the authority to adjourn the meeting to a later date and time in order to solicit additional proxies or attendance at the meeting, and in the best judgment of the persons appointed as proxies on all other matters that are unknown to us as of a reasonable time prior to this solicitation and that are properly brought before the special meeting.

You can revoke your proxy at any time before it is voted by delivering to Atlantic’s Corporate Secretary, One Sheridan Park Circle, PO Box 3077, Bluffton, South Carolina 29910, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of Atlantic common stock are represented in person or by valid proxy. Based on the 1,403,147 shares outstanding as of the record date, a quorum will consist of 701,574 shares represented either in person or by proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Proposal One, relating to the amendment to Atlantic’s Articles of Incorporation, requires approval by at least two-thirds (2/3) of the shares of common stock outstanding as of the Record Date and entitled to be voted at the meeting.

Proposal Two, relating to the authority of Atlantic to adjourn the meeting (the “Adjournment Proposal”), requires an affirmative vote of at least a majority of the shares present at the Special Meeting, in person or by proxy, and entitled to vote thereon.

Atlantic’s directors and executive officers beneficially own 360,601 shares, representing approximately 23.7% of the outstanding shares of common stock. Every director and executive officer has indicated that he intends to vote his or her shares in favor of each of Proposal One and Proposal Two.

Abstentions and Broker Non-Votes. Abstentions do not count as votes in favor of or against a given matter.

Generally, brokers who hold shares for the accounts of beneficial owners must vote these shares as directed by the beneficial owner. If, after the broker transmits proxy materials to the beneficial owner, no voting direction is given by the beneficial owner, the broker may vote the shares in his or her own discretion, if permitted to do so by the exchange or other organization of which the broker is a member. Brokers may not vote in their own discretion with respect to any of the proposed amendments. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote, with respect to a proposal for which the broker has no discretionary voting authority, does not count as a vote in favor of or against that particular proposal.

While neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether any proposal has received sufficient votes for approval, both abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. As a result, abstentions and broker non-votes will have the effect of votes against Proposal One and Proposal Two, as approval of each of Proposal One and Proposal Two is dependent on the total number of affirmative votes received.

Solicitation of Proxies

Proxies are being solicited by our Board of Directors, and Atlantic pays all costs for such solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation materials to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL ONE: APPROVAL OF THE RECLASSIFICATION AMENDMENT

Proposal One contains a proposed amendment to our Articles of Incorporation that will effect a reclassification of our capital stock through an exchange of certain shares of common stock for newly designated shares of Series AAA Preferred Stock, as described more fully below.

Terms of the Series AAA Preferred Stock to be Issued in the Reclassification

The terms of the Series AAA Preferred Stock, for which certain shares of our capital stock will be exchanged in the Reclassification, will be as follows:

General. The shares of Series AAA Preferred Stock to be issued in the Reclassification will be fully paid and nonassessable shares of stock.

Rank. The Series AAA Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, ranks junior to the Series A Preferred Stock, junior to the Series B Preferred Stock, and senior to the common stock and to all other classes and series of equity securities of the Company, other than any classes or series of equity securities that the Company subsequently issues ranking on a parity with, or senior to the Series AAA Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding-up of the Company. The relative rights and preferences of the Series AAA Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of stock and equity securities designated by the Board of Directors. The Series AAA Preferred Stock is junior to indebtedness issued from time to time by the Company, including notes and debentures.

Dividend Rights. Holders of Series AAA Preferred Stock are entitled to a 5% preference relative to holders of our common stock in the distribution of cash dividends, when and if declared and paid by Atlantic to holders of our common stock, so that holders of the Series AAA Preferred Stock are entitled to receive dividends in an amount not less than 1.05% of that paid on common shares prior to the receipt of dividends by the holders of common stock. For example, if Atlantic declared a dividend of $1.00 per share payable to the holders of its common stock, the holders of the Series AAA Preferred Stock would be entitled to receive a dividend of $1.05 per share before any dividends were paid to the holders of the common stock. Atlantic is not required to pay any dividends on the Series AAA Preferred Stock unless it pays a dividend on the common stock, and has the right to waive the declaration or payment of dividends. Any dividends waived by Atlantic will not accumulate to future periods and will not represent a contingent liability of Atlantic. The dividend rights of the Series AAA Preferred Stock are junior to the dividend rights of each of the Series A and Series B Preferred Stock. Holders of Series AAA Preferred Stock do not have a right to receive dividends upon the payment of dividends to holders of either the Series A or Series B Preferred Stock. Atlantic is and will remain subject to extensive regulations regarding its ability to pay cash dividends, and cash dividends paid on the Series AAA Preferred Stock and the common stock, if any, will be paid at the sole discretion of our Board of Directors and we may, subsequent to the Reclassification, elect not to pay dividends on our equity securities, including the Series AAA Preferred Stock and the common stock. See “—Market for Common Stock and Dividends” for more information regarding our dividend policies.

Perpetual Stock. The Series AAA Preferred Stock is perpetual stock, which means stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

Voting Rights. Unlike the common stock, the Series AAA Preferred Stock will not having voting rights except under very limited circumstances. Except as otherwise provided by law, holders of Series AAA Preferred Stock are entitled to vote with the common shareholders only upon proposals for (i) a merger, share exchange, consolidation or other business combination of the corporation with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) an agreement for the sale or disposition by the corporation of all or substantially all of the corporation’s assets (a “Change in Control”). For those matters on which holders of Series AAA Preferred Stock are entitled to vote, such holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with Atlantic’s bylaws. When voting on a proposed Change in Control, the holders of Series AAA Preferred Stock will vote together with the holders of common stock and not as a separate class.

Rights to Equal Participation with Common Stock on a Change in Control. Holders of the Series AAA Preferred Stock will have the right to participate in any value received as a result of any future sale of the Company at the same value per share as the holders of the common stock.

Conversion Rights. Shares of Series AAA Preferred Stock will automatically convert into common stock on a share-for-share basis in the event that Atlantic registers its securities with the SEC under Section 12 of the Securities Exchange Act of 1934 in the future. Neither the holders of Series AAA Preferred Stock nor Atlantic will have the right to otherwise cause the conversion of shares of Series AAA Preferred Stock.

Liquidation Rights. Holders of Series AAA Preferred Stock are entitled to a preference over holders of our common stock in the distribution of assets of Atlantic in the event of any liquidation, dissolution or winding-up of Atlantic, whether voluntary or involuntary, equal to the greater of the book value per share, the amount per share to be paid to common shareholders, or $5.72 per share out of funds legally available therefor. Only after distributions have been made in full satisfaction of the rights of the holders of Series A and Series B Preferred Stock and the holders of any other senior securities then outstanding, if any, will any distribution be made to holders of the Series AAA Preferred Stock.

Preemptive Rights. Holders of Series AAA Preferred Stock do not have any preemptive rights to purchase any additional shares of Series AAA Preferred Stock or shares of any other class of capital stock of Atlantic that may be issued in the future.

Antidilution Adjustments. If the number of our outstanding shares of common stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split, combination of shares or stock dividend, a commensurate adjustment shall be made by the Board of Directors in the number and relative terms of the Series AAA Preferred Stock.

Overview of the Reclassification

Structure. Proposal One provides for the reclassification of Atlantic common stock into shares of Series AAA Preferred Stock. Each shareholder of record on the books of the Company holding 1,000 or fewer shares of Atlantic common stock will receive one share of Series AAA Preferred Stock for each share of common stock they own on the Effective Date of the Reclassification, which is the date on which the Articles of Amendment containing the proposed amendments to our Articles of Incorporation are filed with the South Carolina Secretary of State. All other shares of common stock will remain outstanding.

Determination of Shares “Held of Record.” Each shareholder who is the record holder of 1,000 or fewer shares of Atlantic common stock, as reflected on the books of the Company, will receive one share of Series AAA Preferred Stock for each share of Atlantic common stock they own on the Effective Date of the Reclassification. A record holder on the books of the Company of more than 1,000 shares will be unaffected. Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, the Reclassification is based on shares held of record without regard to the ultimate control of the shares.

Generally speaking, a shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds separate certificates individually, as a joint tenant with someone else, as trustee, and in an IRA, those four certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. For SEC counting purposes, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker.

A single shareholder with more than 1,000 shares held in various accounts could receive Series AAA Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold 1,000 or fewer shares. To avoid this, the shareholder could either consolidate his or her ownership into a single form of ownership representing 1,000 or more shares, or acquire additional shares in the market prior to the Effective Date of the Reclassification, or place all of the shares into a “street name” account, as described below, with a broker that continues to hold more than 1,000 shares as of the Effective Date of the Reclassification.

Avoiding Reclassification by Consolidation or “Street Name” Ownership. In view of the SEC’s shareholder-counting rules described above, a single shareholder with more than 1,000 shares held between several accounts could receive Series AAA Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold 1,000 or fewer shares. To avoid this, the shareholder may either consolidate his or her ownership into a single form of ownership representing more than 1,000 shares or acquire additional shares in the market sufficient to bring each of his accounts to or above the more than 1,000 share threshold prior to the Effective Date of the Reclassification. Alternatively, a shareholder who holds 1,000 or fewer shares of common stock may avoid reclassification by placing his or her shares into “street name” with a broker that continues to hold more than 1,000 shares as of the Effective Date of the Reclassification. Provided that the broker used is reflected by the books of the Company to hold more than 1,000 shares of our common stock at the Effective Date of the Reclassification, such a shareholder would thereby avoid reclassification of his or her shares. Because avoiding reclassification by placing shares in street name is contingent upon the actions or inaction of other beneficial holders who use a particular broker, there is no guarantee that, by placing share into street name, a shareholder who owns 1,000 or fewer shares may be able to avoid the reclassification of his or her shares. In addition, to ensure that the record ownership of the shares will be reflected appropriately on our transfer agent’s records on the Effective Date of the Reclassification, shareholders should initiate any transfers of their shares at least three business days prior to our special shareholders’ meeting, as we intend to effect the Reclassification as soon as practicable thereafter and it will take into account only those transfers that have settled by the Effective Date.

Legal Effectiveness. As soon as practicable after shareholder approval, we will file articles of amendment to our Articles of Incorporation with the South Carolina Secretary of State and will send a Letter of Transmittal to all record holders of Atlantic common stock who are entitled to receive Series AAA Preferred Stock in the Reclassification directing them to submit their common stock certificates for exchange. The Reclassification will be effective upon the filing of the Articles of Amendment with the South Carolina Secretary of State. We anticipate that this will occur in the second or third quarter of 2010.

On the Effective Date of the Reclassification, each shareholder who owns 1,000 or fewer shares of record, as reflected on the books of the Company, immediately prior to the Reclassification will not have any rights as a Atlantic common shareholder and will instead have the rights of an Series AAA Preferred shareholder.

Exchange of Stock Certificates for Series AAA Preferred Stock. The Letter of Transmittal will provide the means by which shareholders will surrender their Atlantic common stock certificates and obtain the Series AAA Preferred Stock certificates to which they are entitled. If certificates evidencing Atlantic common stock have been lost or destroyed, Atlantic may, in its sole discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to Atlantic in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder will be required to submit, in addition to other documents, a bond or other security, satisfactory to the Board, indemnifying Atlantic and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact Atlantic as soon as possible. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the Reclassification becomes effective.

Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their common stock certificates for Series AAA Preferred Stock certificates in the Reclassification. Atlantic will bear these costs.

The Letter of Transmittal will be sent to shareholders promptly after the Effective Date of the Reclassification. Do not send in your common stock certificates until you have received the Letter of Transmittal. Assuming you submit your common stock certificates promptly thereafter, we expect that you will receive your Series AAA Preferred Stock certificates approximately four weeks after the Effective Date of the Reclassification.

Recommendation of the Board of Directors

The Board recommends that you vote FOR Proposal One.

PROPOSAL TWO: TO AUTHORIZE MANAGEMENT TO ADJOURN

THE MEETING IF NECESSARY

Overview of the Adjournment Proposal

If the number of shares of common stock present or represented at the meeting and voting in favor of the Reclassification is insufficient to approve the Reclassification, then Atlantic’s management may move to adjourn the meeting in order to enable the Board to continue to solicit additional proxies in favor of the Reclassification. In that event, you will be asked only to vote upon the Adjournment Proposal but not the Reclassification.

In this Adjournment Proposal, the Board is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the meeting and any later adjournment under the circumstances described above. If the shareholders approve this Adjournment Proposal, then management could adjourn the meeting (and any adjourned section of the meeting) to use the additional time to solicit additional proxies in favor of the Reclassification, including the solicitation of proxies from shareholders that have previously voted against the Reclassification. Among other things, approval of the Adjournment Proposal could mean that even if proxies representing a sufficient number of votes against the Reclassification have been received, management could adjourn the meeting without a vote on the Reclassification and seek to convince the holders of those shares to change their votes to vote in favor of the Reclassification.

The Board believes that if the number of shares of common stock present or represented at the meeting and voting in favor of the Reclassification is insufficient to approve that proposal, it is in the best interests of Atlantic’s shareholders to enable the Board and management, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Reclassification.

Recommendation of the Board of Directors

The Board recommends that you vote FOR Proposal Two.

DISSENTERS’ RIGHTS

The following is a summary of the law relating to dissenters’ rights available under South Carolina law. The full text of the relevant provisions of the South Carolina Code are reprinted in their entirety and included as Appendix B to this proxy statement. If you desire to exercise dissenters’ rights, you should review carefully the relevant portions of the South Carolina Code and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Pursuant to the provisions of the South Carolina Code, Atlantic’s shareholders have the right to dissent from Proposal One, the amendment effecting the reclassification of a portion of our outstanding common stock, and to receive the fair value of their shares in cash. Holders of Atlantic’s common stock who fulfill the requirements described below will be entitled to assert dissenters’ rights.

Pursuant to the provisions of Sections 33-13-101 et seq. of the South Carolina Code, if the Reclassification is consummated, you must:

•

give to Atlantic, prior to the vote at the special meeting with respect to the approval of the Reclassification, written notice of your intent to demand payment for your shares of Atlantic common stock (hereinafter referred to as “shares”) if the proposed action is effected;

•	not vote in favor of Proposal One; and

•	comply with the statutory requirements summarized below. If you perfect your dissenters’ rights, you will receive the fair value of your shares as of the Effective Date of the Reclassification.

You may assert dissenters’ rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify Atlantic in writing of the name and address of each person on whose behalf you are asserting dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders.

Voting against Proposal One will not satisfy the written demand requirement. In addition to not voting in favor of Proposal One, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the Reclassification is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted with respect to Proposal One will be deemed to have voted in favor of Proposal One and will not be entitled to assert dissenters’ rights. Any written communication satisfying the requirements discussed above should be addressed to Atlantic Bancshares, Inc., One Sheridan Park Circle, PO Box 3077, Bluffton, South Carolina 29910, Attn: Michelle M. Pennell.

If the shareholders of Atlantic approve the Reclassification at the special meeting, Atlantic must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all of its shareholders who satisfied the foregoing requirements. The Dissenters’ Notice must be sent within 10 days after the Effective Date of the Reclassification and must:

•	state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

•	inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

•

supply holders with a form for demanding payment that includes the date of the first announcement of the terms of the Reclassification and requires the holder (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) to certify whether or not he acquired beneficial ownership of the shares prior to the announcement date;

•

set a date by which Atlantic must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice) is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than 20 days after the demand date; and

•	be accompanied by a copy of Sections 33-13-101 et seq. of the South Carolina Code.

A record shareholder who receives the Dissenters’ Notice must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3) of the South Carolina Code and deposit such holder’s certificates in accordance with the Dissenters’ Notice. Dissenting shareholders will retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the Reclassification. A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under Sections 33-13-101 et seq. of the South Carolina Code.

Except as described below, Atlantic must, upon the Effective Date of the Reclassification, or upon receipt of a payment demand, pay each dissenting shareholder who substantially complied with the payment demand and deposit requirements described above the amount Atlantic estimates to be the fair value of the shares, plus accrued interest from the Effective Date of the Reclassification. Atlantic’s offer of payment under Section 33-13-250 of the South Carolina Code must be accompanied by:

•	recent financial statements of Atlantic;

•	Atlantic’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand additional payment under the South Carolina Code; and

•	a copy of Sections 33-13-101 et seq. of the South Carolina Code.

If the Reclassification is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, Atlantic must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Atlantic must send a new Dissenters’ Notice if the Reclassification is consummated after the return of certificates and repeat the payment demand procedure described above.

Section 33-13-280 of the South Carolina Code provides that a dissenting shareholder may notify Atlantic in writing of his or her own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate (less any payment made under the procedure described above), if:

•	he or she believes that the amount paid by Atlantic is less than the fair value of his or her shares or that Atlantic has calculated incorrectly the interest due;

•	Atlantic fails to make payment under Section 33-13-250 within 60 days after the date set for demanding payment; or

•

Atlantic, having failed to consummate the Reclassification, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenting shareholder waives his or her right to demand payment under Section 33-13-280 unless he or she notifies Atlantic of his or her demand in writing within 30 days after Atlantic makes or offers payment for his or her shares.

If a demand for payment under Section 33-13-280 remains unsettled, Atlantic must commence a nonjury equity valuation proceeding in the Court of Common Pleas of Beaufort County, South Carolina, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If Atlantic does not commence the proceeding within those 60 days, the South Carolina Code requires Atlantic to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Atlantic is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder’s shares plus interest to the date of judgment.

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Atlantic, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, capriciously, or not in good faith in demanding payment under Section 33-13-280. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Atlantic if the court finds Atlantic did not substantially comply with the requirements of specified provisions of the South Carolina Code, or against either Atlantic or a dissenting shareholder if the court finds that such party acted arbitrarily, capriciously, or not in good faith with respect to the dissenters’ rights provided by the South Carolina Code.

If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against Atlantic, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. In a proceeding commenced by dissenters to enforce the statutory liability of Atlantic in the event Atlantic fails to commence an appraisal within the sixty day period described above, the court will assess costs of the proceeding and fees and expenses of dissenters’ counsel against the corporation.

This is a summary of the material rights of a dissenting shareholder. The full text of the dissenters’ rights provisions under the South Carolina Code, is attached hereto as Appendix B. If you intend to dissent from approval of Proposal One, you should review carefully the text of Appendix B and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.

We have not made any provision to grant you access to any of Atlantic’s corporate files, except as may be required by the South Carolina Code, or to obtain legal counsel or appraisal services at Atlantic’s expense.

Any dissenting shareholder who perfects his or her right to be paid the “fair value” of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Special Factors—Federal Income Tax Consequences of the Reclassification.”

You must do all of the things described in this section and as set forth in Article 1 of Chapter 13 of the South Carolina Code in order to preserve your dissenters’ rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps as described above and set forth in the relevant statutes, you will have no right to receive cash for your shares as provided in the South Carolina Code. In view of the complexity of these provisions of South Carolina law, shareholders of Atlantic who are considering exercising their dissenters’ rights should consult their legal advisors.

INFORMATION ABOUT ATLANTIC AND ITS AFFILIATES

Overview

General

Atlantic Bancshares, Inc. was incorporated in South Carolina in June, 2005, for purposes of operating as a bank holding company. Our wholly-owned subsidiary, Atlantic Community Bank, commenced business on January 26, 2006, and is primarily engaged in the business of accepting savings, demand, and time deposits and providing mortgage, consumer and commercial loans to the general public.

Marketing Focus

Historically, the banks in Beaufort County were local branches of large regional banks. Recently there has been, and there may continue to be, an influx of community banks within our primary service area. The mix of incoming banks includes de novo banks and established operations, both headquartered in-market as well as out-of-market. Size continues to provide the larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in Beaufort County and in other areas of South Carolina.

We have created a niche in the community banking market in our primary service area via our staffing, advertising and approach to service. Generally, we do not attempt to compete for the banking relationships of large corporations but instead concentrate our efforts on small to medium-sized businesses, entrepreneurs and professional concerns. The bank advertises to emphasize the company’s brand image, local ownership, community bank nature, and ability to provide more personalized services than its competition.

Location and Service Area

Our main branch is located at One Sheridan Park Circle, Bluffton, South Carolina 29910 and is 5,905 square feet. The main branch facility is leased from Paradigm Holdings, LLC. The lease term is through December 2023 and provides two five-year renewal terms. We consolidated and relocated our original main branch, located at 1 Sherington Drive, Suite J (Sheridan Park), Bluffton, South Carolina 29910, and our original operations department, located at 70 Pennington Drive, Suite 21 (Sheridan Park), Bluffton, South Carolina 29910, to a renovated new main branch facility in the same commercial subdivision in July 2008.

The original main branch location was formerly subleased through Regional Bancshares, Inc. until January 24, 2006 when we entered into a new lease with Carolina Partners, LLC. The facility is 2,190 square feet and is leased until October 2010 with a three-year option to renew. We do not plan to exercise this renewal option.

The lease for the original operations department expired on July 31, 2008.

Our loan production office located at 1 Corpus Christi Place, Suite 108, Hilton Head Island, South Carolina 29928 was converted into a full service branch in October 2007. The 1,837 square feet facility housing this branch is leased from MB Partners, LLC, a separate company whose ownership, in part, includes the eight directors of Atlantic Bancshares, Inc.

We had originally planned to open an additional branch office within our first five years of operation. As a result of the general economic climate and the current banking environment, we have delayed our plans at this time.

Our primary service area consists of southern Beaufort County and a portion of Jasper County. The area is generally defined by the Broad River and Interstate 95 to the North, the State of Georgia to the South, the Atlantic Ocean and Broad River to the East, and Interstate 95 to the West. Additional communities falling within our market area include Hilton Head Island, Palmetto Bluff, Pritchardville, Sun City, Okatie, Hardeeville and Ridgeland. Our primary service area’s economic strength comes from the industries of tourism, real estate development, education, government and services. The commercial sector of the economy is oriented towards real estate development.

Banking Services

We offer a full range of deposit services that are typically available in most banks and savings and loan associations including: checking accounts, NOW accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to our principal market area at rates competitive to those offered in the Beaufort and Jasper County area. In addition, we offer certain retirement account services, including IRAs. We solicit these accounts from individuals, businesses, and other organizations.

Other Banking Services

We offer cashier’s checks, banking by mail, direct deposit of payroll and social security checks, United States Savings Bonds, and travelers checks. We are associated with the Honor, Star, Presto, and Cirrus ATM networks that may be used by the bank’s customers throughout the country. We believe that by being associated with a shared network of ATMs, we are better able to serve our customers and will be able to attract customers who are accustomed to the convenience of using ATMs. We also offer a debit card and credit card services through a correspondent bank as an agent for the bank. We offer on-line banking, lines of credit, and telephone banking. And, we provide deposit courier service for customers who fall within our primary service area. We do not expect the bank to exercise trust powers during its initial years of operation.

We offer products and services via the traditional means of brick and mortar, phone banking, ATM network and Internet banking.

Directors and Executive Officers

The following sets forth information regarding our executive officers and directors. Our directors are elected annually to one year terms. Our executive officers serve at the discretion of our Board of Directors.

Name	Age	Year First Elected or Appointed	Year Term Expires	Position(s) Held

Gary C. Davis	45	2005	2011	Director
Frederick Anthony Nimmer, III	49	2005	2011	Director
Robyn Josselson Shirley	43	2005	2011	Director
Mark S. Simpson	48	2005	2011	Director
Brian J. Smith	37	2005	2011	Chairman of the Board, Director
Robert P. Trask	47	2005	2011	Chief Executive Officer, Director
Allen B. Ward	42	2005	2011	Director
Edgar L. Woods	49	2005	2011	Director
Michelle M. Pennell	43	2006		Chief Financial Officer, EVP
Todd D. Hoke	38	2005		Chief Credit Officer, EVP
Karen B. Sprague	39	2005		Chief Operations Officer, EVP

Gary C. Davis, 45, director, is owner and sales agent with the locally based Davis & Strother real estate firm. Prior to his current position, Mr. Davis served in 2009 as Director of Sales with Tradition National, a residential community in Hardeeville. Prior to that position, Mr. Davis served in 2008 as broker-in-charge of Hilton Head Lakes, a residential community in Hardeeville. From 2003 - 2006 Mr. Davis served as broker-in-charge with Hampton Hall Realty, the real estate sales arm of the Hampton Hall planned unit residential development located in Bluffton, and as a sales executive for the same residential development from 2006-2007. Mr. Davis also worked for ten years with the health care manufacturer Johnson & Johnson, the last three as a district sales manager for the southeastern United States. Mr. Davis holds a South Carolina real estate brokers license. He is a native of Ridgeland in Jasper County, South Carolina and has been living in Bluffton since 1999. Mr. Davis received his bachelor’s degree in business administration from Presbyterian College.

Frederick Anthony Nimmer, III, 49, director, is president of both Nimmer Turf + Tree Farm and Nimmer Equipment Rental Company, a position he has held since 1987. He also serves as vice president of Turfmasters, Inc., which specializes in the installation of sod. All of these businesses are based in Ridgeland in Jasper County, South Carolina. Mr. Nimmer earned a bachelors degree in finance from Clemson University. Mr. Nimmer formerly served on South Carolina Bank & Trust’s Jasper County Advisory Board from January 1999 to October 2004. Mr. Nimmer is a native of Jasper County and has lived in Bluffton since 2001. He is also past president of the Jasper County Rotary Club.

Robyn Josselson Shirley, 43, director, has been practice manager for the Southeastern Oral and Maxillofacial Surgery Center, Inc., Bluffton, South Carolina since 1999. She earned a bachelors degree in sociology from Furman University. She also holds bachelors and masters degrees in occupational therapy from the Medical University of South Carolina. Mrs. Shirley holds a South Carolina license in occupational therapy. A native of Yemassee, South Carolina, she has lived in Bluffton since 2001 and formerly served on the Board of Directors of Heroes on Horseback.

Mark S. Simpson, 48, director, is an attorney and member of the South Carolina Bar. He has been in private practice with Jones, Patterson, Simpson & Newton, PA practicing in the fields of real estate and corporate law since 1987. Mr. Simpson earned undergraduate and law degrees from the University of South Carolina. Mr. Simpson has lived on Hilton Head Island since 1987. Mr. Simpson has served as chair and is currently serving as a board member of the United Way of Beaufort County.

Brian J. Smith, 37, served as chair of the organizing board and is the current chair of our Board of Directors. A native of Estill, South Carolina, Dr. Smith earned a Bachelors of Science from Clemson University. He then went on to earn his post-graduate degree from the Medical University of South Carolina’s College of Dental Medicine. Upon completion of a General Practice residency program at Palmetto Richland Health Alliance in Columbia, South Carolina, Dr. Smith opened his private practice. He has been president and owner of Palmetto Dental Arts, PA since 1999.

Robert P. Trask, 47, has served as our president and chief executive officer since the Bank’s opening in 2006. He is a native of Beaufort and has lived in southern Beaufort County since 1989. His 21 years of commercial bank experience are concentrated in the coastal communities of Charleston, Beaufort, Hilton Head Island and Bluffton, South Carolina and Savannah, Georgia. He earned a bachelors degree in financial management from Clemson University and a masters degree in business administration from the University of South Carolina. Mr. Trask serves as Chair of the Technical College of the Lowcountry Foundation, Inc. Mr. Trask also serves as Chair of South Carolina Bankers Association’s Community Bankers Council. Mr. Trask is a fellow of the Liberty Fellowship Class of 2009.

Allen B. Ward, 42, director, has been president of the Bluffton-based engineering firm of Ward Edwards Inc., which specializes in land surveying and multi-faceted engineering services, since 2000. Ward Edwards, Inc. also has offices in Savannah and Beaufort. He holds professional engineer licenses from multiple states, including South Carolina. Mr. Ward earned both his bachelors degree in civil engineering and masters degree in environmental systems engineering from Clemson University. Originally from Kingstree, South Carolina, he has lived in Bluffton since 1998 and Beaufort County since 1992. Mr. Ward currently serves as a member of the Board of Directors of the South Carolina Chamber of Commerce.

Edgar L. Woods, 49, director, has been president and owner of Palmetto Grain Brokerage LLC, which specializes in cash grain brokerage, futures/options trading and farm management, since 1985. He is also president of Performance Ag, LLC, a licensed South Carolina grain dealer/merchant, and is also a partner in the Agricultural Products Exchange, a feed ingredients trading company with offices in New York, Iowa, and South Carolina. He holds a Futures, Series 3 license from the National Futures Association. Mr. Woods earned his bachelors degree in agricultural mechanization and business from Clemson University. He is a native of Jasper County and has lived in Bluffton since 1990. Mr. Woods serves as chairman of the Palmetto Agribusiness Council and is past president of both the South Carolina Grain Dealers association and Southeastern Feed and Grain, a group of feed and grain dealers from four southeastern states.

Michelle M. Pennell, 43, is our chief financial officer and executive vice president. Ms. Pennell has been a resident of the low country area for over 17 years. She earned her bachelor of business administration degree in finance from James Madison University in Virginia, graduating magna cum laude. She joined the bank in January 2006 and was promoted to her current position in May 2006. She served as the Vice President and Treasurer of Atlantic Savings Bank, a wholly-owned subsidiary of Wachovia Corporation, on Hilton Head Island for over seven years, from 1991 to 1998. In addition, Ms. Pennell has substantial experience in many levels of accounting and finance across the hotel/restaurant, retail and non-profit sectors. Ms. Pennell has participated in a variety of leadership positions in community organizations over the years. She is a graduate of Hilton Head Island/Bluffton Chamber of Commerce Leadership Program.

Todd D. Hoke, 38, has served as the Bank’s chief credit officer and executive vice president since the Bank’s opening in 2006. From 2004 to 2005, he was the Vice President of Commercial Lending for the Hilton Head Island branch of Carolina First charged with managing a substantial commercial loan portfolio. Prior to that, he was the Assistant Vice President for the Bluffton branch of BB&T. Mr. Hoke began his employment with BB&T in 1999 and his responsibilities included establishing infrastructure and developing business for BB&T’s de novo Bluffton branch. From 1996 to 1999, Mr. Hoke was employed by the Wachovia Corporation in Hilton Head Island starting as a commercial credit analyst and was promoted to commercial lender. He received his Bachelor of Science degree in business administration from Bowling Green State University in Ohio. He is also a graduate of the Risk Management Association’s Advanced Commercial Lending School. Mr. Hoke has been a resident of the low country area for over 15 years. He is a graduate of Hilton Head Island/Bluffton Chamber of Commerce Leadership Program. Mr. Hoke is also the Treasurer for the Hilton Head Island Business Network International chapter.

Karen B. Sprague, 39, is our chief operations officer and executive vice president. Ms. Sprague has been a resident of the low country area since 1993. Ms. Sprague joined the Bank in September 2005 during its formation phase. Prior to that, she served as Branch Manager of the Hilton Head Island branch of First Federal from 2001 to 2005. From 1993 to 2005, Ms. Sprague served Liberty Savings Bank in various capacities ending as Assistant Vice President and Sales Manager. Ms. Sprague earned her Bachelor of Arts degree in sociology from The College of Wooster in Ohio. She is past President of the Zonta Club of Hilton Head Island. She currently serves on the South Carolina Bankers Association Disaster Recovery Committee and is Chairman of the Bluffton High School Career and Technology Committee. Ms. Sprague is a graduate of Hilton Head Island/Bluffton Chamber of Commerce Leadership Program.

Stock Ownership by Affiliates

The following table sets forth the number and the percentage ownership of shares of Atlantic common stock beneficially owned by each current director, executive officer, and 5% shareholder of Atlantic and by all directors and executive officers as a group as of March 31, 2010.

The table also sets forth the number and approximate percentage of shares of Atlantic common stock that the persons named in the table would beneficially own after the Effective Date of the Reclassification on a pro forma basis, assuming 156,029 shares are exchanged for Series AAA Preferred Stock in the Reclassification and there are no changes in the named person’s ownership between March 31, 2010, and the Effective Date of the Reclassification.

Name of Beneficial Owner	Number of Shares Owned (1)	Percent of Class Before Reclassification (2)	Percent of Class After Reclassification
Gary C. Davis	26,333	1.7%	1.9%
Frederick Anthony Nimmer, III	30,350	2.0%	2.2%
Robyn Josselson Shirley	28,850	1.9%	2.1%
Mark S. Simpson	24,799	1.6%	1.7	% (3)
Brian J. Smith	29,500	1.9%	2.2%
Robert P. Trask	61,347	4.0%	4.5%
Allen B. Ward	19,666	1.3%	1.4%
Edgar L. Woods	83,547	5.5%	6.0	% (4)
Michelle M. Pennell	15,500	1.0%	1.1%
Todd D. Hoke	23,013	1.5%	1.7%
Karen B. Sprague	18,696	1.2%	1.4%

All executive officers and directors(11 persons)	361,601	23.7%	26.2%

(1)

Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program, and includes shares held by a spouse, unless otherwise indicated in these footnotes.

(2)	Includes shares that may be acquired within the next 60 days of March 31, 2010 by exercising vested stock options or warrants but does not include any unvested stock options or warrants.
(3)	Assumes the reclassification of 2,100 shares held by Mr. Simpson’s three minor children (700 shares each).
(4)	Assumes the reclassification of 950 shares held by Mr. Woods.

Recent Affiliate Transactions in Atlantic Stock

The following table shows all purchases of Atlantic common stock made by the filing persons during the past two years or since each filing person became an affiliate of Atlantic, whichever is later, as well as all transactions in Atlantic’s common stock during the past 60 days involving any filing person, any executive officer, director, affiliate or subsidiary of a filing person, or Atlantic’s Employee Stock Option Plan. Unless otherwise indicated, each transaction listed was a private purchase from an unaffiliated shareholder.

Name	Date	No. of Shares		Price Per Share	Purchase/ Sale
Gary Davis	09/30/2009	8,333	*	6.00	Purchase
Frederick Nimmer	08/28/2008	500		7.00	Purchase
Frederick Nimmer	04/14/2009	500		4.00	Purchase
Frederick Nimmer	04/14/2009	500		4.00	Purchase
Frederick Nimmer	09/11/2009	8,350	*	6.00	Purchase
Robyn Shirley	08/19/2009	5,000	*	6.00	Purchase
Robyn Shirley	08/28/2009	3,350	*	6.00	Purchase
Mark Simpson	09/03/2009	2,116	*	6.00	Purchase
Mark Simpson	09/03/2009	2,083	*	6.00	Purchase
Brian Smith	09/18/2009	9,000	*	6.00	Purchase
Robert Trask	07/16/2009	11,000	*	6.00	Purchase
Robert Trask	09/21/2009	4,823	*	6.00	Purchase
Allen Ward	07/17/2009	1,666	*	6.00	Purchase
Edgar Woods	05/20/2009	600		4.00	Purchase
Edgar Woods	05/28/2009	1,000		4.00	Purchase
Edgar Woods	06/04/2009	950		4.00	Purchase
Edgar Woods	07/31/2009	50,000	*	6.00	Purchase
Edgar Woods	08/17/2009	315		4.00	Purchase
Edgar Woods	11/23/2009	2,182		3.00	Purchase
Michelle Pennell	09/01/2009	2,500	*	6.00	Purchase

*	Represents purchase of newly issued shares of the company’s common stock issued in a private placement offering at $6.00 per share. Our affiliates purchased 108,221 shares out of a total of 151,570 shares sold, or 72% of the shares sold in the offering.

Related Party Transactions

We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectability nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

On January 1, 2006 we opened a loan production office on the south end of Hilton Head Island. In October 2007, this location was converted into a full service branch. We leased a facility at 1 Corpus Christi Place, Suite 108, Hilton Head Island, South Carolina that has a total of 1,837 square feet for a period of one year with a one-year option to renew. In August 2006, the organizers of the company, along with other non-organizers, formed a separate corporate entity which purchased this location that we lease. The current lease is for a minimum of 10 years and provides two 10-year renewal terms.

Our Board of Directors has determined that Mr. Davis, Mr. Nimmer, Ms. Shirley, Mr. Simpson, Dr. Smith, Mr. Ward and Mr. Woods are “independent” directors, based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Stock Market, the exchange that we selected in order to determine whether its directors and committee members meet the independence criteria of a national securities exchange, as required by Item 407(a) of Regulation S-K.

Our Board of Directors has created an audit committee, a nominating committee and a compensation committee of the board. The Board of Directors has determined that the members of each of these committees are “independent” as contemplated in the listing standards of The NASDAQ Stock Market.

From time to time, Atlantic’s subsidiary Bank will make loans to the directors and officers of Atlantic and the Bank and its affiliates. None of these loans are currently on nonaccrual, past due, restructured or potential problem loans. All such loans were: (i) made in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank; and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

Market for Common Stock and Dividends

In April, 2007 our common stock began trading on the Over-the-Counter Bulletin Board under the symbol “ATBA.” The development of an active secondary market requires the existence of an adequate number of willing buyers and sellers. Historically, the reported trading volume would indicate a lack of activity in the secondary market for the Company’s common stock. The lack of activity in the secondary market for the Company’s common stock may materially impact a shareholder’s ability to promptly sell Company common stock at a price acceptable to the selling shareholder.

Although our common stock is quoted on the OTC Bulletin Board under the symbol “ATBA,” there is currently no established public trading market in our common stock and trading and quotations of our common stock have been limited and sporadic. Based on the limited trading of our stock on the OTC Bulletin Board and information available to us from a limited number of sellers and purchasers of common stock who have engaged in privately negotiated transactions of which we are aware, we believe there were several stock trades in 2009 with prices per share ranging from $1.60 to $5.00. We are also aware of several trades occurring in 2010, all of which have been at the price of $2.00 per share. However, because there has not been an established market for our common stock, we may not be aware of all prices at which our common stock has been traded. We have not determined whether the trades of which we are aware were the result of arm’s-length negotiations between the parties.

As of March 1, 2010, there were 1,403,147 shares of common stock outstanding held by approximately 407 shareholders of record. Of our outstanding common stock, 1,251,577 shares were issued in our initial public offering which was completed on March 1, 2006. The price per share in our initial public offering was $10.00. An additional 151,570 shares of our common stock were issued during a private placement offering in 2009, which concluded on October 19, 2009. The price per share for this private placement offering was $6.00.

We have not declared or paid any cash dividends on our common stock since our inception and are currently prohibited from paying dividends under the rules and regulations of our bank regulatory authorities without their prior written approval. For the foreseeable future, we do not intend to declare cash dividends. We intend to retain earnings to grow our business and strengthen our capital base. Our ability to pay dividends depends on the ability of our subsidiary, Atlantic Community Bank, to pay dividends to us. As a South Carolina state bank, our bank may only pay dividends out of its net profits, after deducting expenses, including losses and bad debts. In addition, our bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital. Further, pursuant to our issuance of 2,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A and 98 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B to the Treasury under the TARP Capital Purchase Program, there are limitations on the payment of dividends on common stock for so long as any Series A or Series B preferred shares remain outstanding and the Series A and Series B Preferred Stock have dividend rights that are senior to our common stock.

The following table sets forth the high and low bid information for recent transactions in our common stock for the on the Over-the-Counter Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	2008		2009		2010
	High	Low	High	Low	High	Low

First Quarter	$7.00	$7.00	$5.00	$3.50	$2.00	$2.00
Second Quarter (1)	$7.20	$5.05	$3.81	$3.00	$2.00	$2.00
Third Quarter	$7.10	$7.00	$4.00	$2.70
Fourth Quarter	$7.10	$7.10	$3.00	$1.60

(1)	Second quarter 2010 quotation information through April 29, 2010.

On March 31, 2010, the Company had approximately 407 shareholders of record of our common stock.

Company Purchases of Common Stock and the Company’s Stock Ownership Plan. Since inception, the Company has not repurchased any common stock and the Company’s 401K plan is prohibited from buying the Company’s stock.

Description of Capital Stock

The authorized capital stock of Atlantic Bancshares, Inc. consists of 10,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value, with such relative rights, privileges and preferences as may be designated from time to time by the Board of Directors. As of the record date, 1,403,147 shares of Atlantic common stock were issued and outstanding and were held of record by approximately 407 shareholders. We estimate the number of shares of Atlantic common stock outstanding after the Reclassification will be approximately 1,247,118 shares. As of the record date, 2,000 shares of Atlantic preferred stock had been designated as Series A Preferred Stock and 98.00098 shares of preferred stock had been designated Series B Preferred Stock. As of the record date, 2,000 shares of Series A Preferred Stock and 98 shares of Series B Preferred Stock remained issued and outstanding. If the Reclassification is approved, it is anticipated that 250,000 shares of preferred stock will be designated as Series AAA Preferred Stock. The exact number of shares of common stock and Series AAA Preferred Stock outstanding after the Reclassification will depend on the number of shares of common stock that are reclassified into Series AAA Preferred Stock. The following summary describes the material terms of our capital stock.

All holders of our common stock are entitled to share equally in dividends from funds legally available therefor when, as, and if declared by the Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in all of our assets available for distribution to the common shareholders. We have not declared or paid any cash dividends on our common stock since our inception. For the foreseeable future, we do not intend to declare cash dividends. We intend to retain earnings to grow our business and strengthen our capital base. Our ability to pay dividends depends on the ability of our subsidiary, Atlantic Community Bank, to pay dividends to us. As a South Carolina state bank, our bank may only pay dividends out of its net profits, after deducting expenses, including losses and bad debts. In addition, our bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital. Each holder of our common stock is entitled to one vote for each share on all matters submitted to the shareholders. Holders of our common stock do not have any preemptive right to acquire any of our authorized but unissued capital stock. There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. Generally, we may issue additional shares of Atlantic common stock without regulatory or shareholder approval, and common stock may be issued for cash or other property.

Our Articles of Incorporation authorize our Board of Directors to designate one or more series of preferred stock and to determine the relative rights, privileges, and preferences of each series so designated. Generally, no shareholder approval is required for either the designation of a series of preferred stock or the issuance of shares of a series so designated. We intend to designate a portion of our authorized preferred stock as Series AAA Preferred Stock for issuance in connection with the Reclassification. See Appendix A for a description of the terms of the Series AAA Preferred Stock to be issued in connection with the Reclassification.

On December 29, 2009, Atlantic issued 2,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and a Warrant to purchase 98.00098 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B to Treasury in connection with our participation in the CPP. See “Recent Developments,” on page 10. As of the date of this proxy statement, all of the Series A Preferred Stock and 98 shares of the Series B Preferred Stock remained issued and outstanding.

The Series A Preferred Stock ranks senior to our common stock and on par with our Series B Preferred Stock. Holders of the Series A Preferred Stock are entitled to a cumulative dividend for as long as the Series A Preferred Stock remains outstanding at a rate of 5% per annum for the first five years subsequent to the issuance of the Series A preferred Stock and 9% per annum thereafter. The Series A Preferred Stock is generally nonvoting other than as required by law and upon matters that would adversely impact the rights of the Series A Preferred Stock. So long as any share of Series A Preferred Stock remains outstanding, no dividend or distribution may be declared or paid on the common stock or any other shares of stock ranking junior to or on par with the Series A Preferred Stock (other than the Series B Preferred Stock or with respect to dividends payable solely in shares of common stock), and no common stock or stock ranking junior to or on par with the Series A Preferred Stock may be purchased, redeemed or otherwise acquired for consideration by Atlantic unless all accrued and unpaid dividends on all outstanding shares of Series A Preferred Stock have been or are contemporaneously declared and paid in full. In the event of liquidation, dissolution or winding up of Atlantic, holders of the Series A Preferred Stock are entitled to, on a per share basis, payment equal to $1,000 plus the amount of any accrued and unpaid dividends prior to the distribution of any assets or proceeds to holders of our common stock or any other class of stock ranking junior to the Series A Preferred Stock.

The Series B Preferred Stock ranks senior to our common stock and on par with our Series A Preferred Stock. Holders of the Series B Preferred Stock are entitled to a cumulative dividend for as long as the Series B Preferred Stock remains outstanding at a rate of 9% per annum. The Series B Preferred Stock is generally nonvoting other than as required by law and upon matters that would adversely impact the rights of the Series B Preferred Stock. So long as any share of Series B Preferred Stock remains outstanding, no dividend or distribution may be declared or paid on the common stock or any other shares of stock ranking junior to or on par with the Series B Preferred Stock (other than the Series A Preferred Stock or with respect to dividends payable solely in shares of common stock), and no common stock or stock ranking junior to or on par with the Series B Preferred Stock may be purchased, redeemed or otherwise acquired for consideration by Atlantic unless all accrued and unpaid dividends on all outstanding shares of Series B Preferred Stock have been or are contemporaneously declared and paid in full. In the event of liquidation, dissolution or winding up of Atlantic, holders of the Series B Preferred Stock are entitled to, on a per share basis, payment equal to $1,000 plus the amount of any accrued and unpaid dividends prior to the distribution of any assets or proceeds to holders of our common stock or any other class of stock ranking junior to the Series A Preferred Stock.

Pursuant to the AARA, which amended the EESA, the Company may, subject to consultation with the Federal Reserve Bank of Atlanta, redeem the Series A and Series B Preferred Stock at any time for the aggregate liquidation amount plus any accrued and unpaid dividends without first raising additional capital in an equity offering. The Securities Purchase Agreement, pursuant to which the Series A Preferred Stock and the Warrant were sold, contains limitations on the payment of dividends on common stock, junior preferred shares, and on other preferred shares. The ability to repurchase common stock, junior preferred shares, or other preferred shares is also restricted under the Securities Purchase Agreement.

In the event that dividends payable on either the Series A Preferred Stock or the Series B Preferred Stock go unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Series A Preferred Stock, together as a class with the holders of the Series B Preferred Stock and any other voting parity stock then outstanding, will be entitled to elect two new directors of the Company (the “Preferred Directors”). This right will continue until all dividends payable on the Series A and Series B Preferred Stock have been paid in full, at which time the terms of the Preferred Directors will also terminate.

SHAREHOLDER COMMUNICATIONS

Independent Registered Public Accounting Firm

The independent registered accounting firm of Elliott Davis, LLC has been selected by Atlantic’s Board of directors to serve as its independent auditors for Atlantic for the year ended December 31, 2010, subject to shareholder ratification. Elliott Davis, LLC has served as Atlantic’s independent auditors since inception. A representative of Elliott Davis is expected to be present at the Special Meeting of Shareholders and will be given the opportunity to make a statement on behalf of the firm if he or she so desires and is expected to be available to respond to appropriate questions from shareholders.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, by sending it to Michelle M. Pennell, Chief Financial Officer of Atlantic at Atlantic’s principal office at One Sheridan Park Circle, PO Box 3077, Bluffton, South Carolina 29910. Michelle M. Pennell will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

OTHER MATTERS

Our Board of Directors knows of no other matters that may be brought before the meeting. If, however, any matter should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders. If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following historical financial data is derived from, and should be read in conjunction with, Atlantic’s audited consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and from the Company’s unaudited consolidated financial statements and the notes thereto included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010, all of which are incorporated herein by reference.

	As of and for the three months ended March 31,		As of and for the year ended December 31,
(In thousands except per share data)	2010	2009	2009	2008
Net interest income	$864	$760	$3,257	$2,996
Provision for loan losses	183	225	1,958	637
Noninterest income	177	60	279	238
Noninterest expense	838	799	3,271	3,338
Income tax expense (benefit)	(18)	(69)	1,245	(252)

Net income (loss)	38	(135)	(2,938)	(489)

Less: Effective dividend paid on Series A and series B Preferred Stock	32	—	—	—
Net income (loss) available to common shareholders	$6	$(135)	$(2,938)	$(489)

PER COMMON SHARE
Basic earnings (loss) per share	$.00	$(.11)	$(2.28)	$(.39)
Diluted earnings (loss) per share	$.00	$(.11)	$(2.28)	$(.39)
Book value per common share	$5.74	$7.93	$5.72	$7.97

AT YEAR END
Loans, net	$70,886	$74,795	$72,364	$74,287
Earning assets	82,813	92,387	87,047	92,678
Assets	87,180	95,024	92,746	95,343
Deposits	63,134	63,659	62,728	67,984
Stockholders’ equity	10,040	9,921	10,005	9,970
Common shares outstanding	1,403,147	1,251,577	1,403,147	1,251,577

AVERAGE BALANCES *
Loans	$72,385	$75,140	$74,519	$70,663
Earning assets	84,965	91,849	89,642	88,586
Assets	90,640	95,107	93,586	91,554
Deposits	65,855	66,325	65,001	66,518
Stockholders’ equity	7,952	9,486	9,004	9,260
Weighted average shares outstanding	1,403,147	1,251,577	1,290,196	1,251,577

KEY PERFORMANCE RATIOS *
Return on average assets	.00%	(.14)%	(3.14)%	(.53)%
Return on average stockholders’ equity	.01%	(1.42)%	(32.64)%	(5.28)%
Net interest margin	4.13%	3.35%	3.63%	3.38%
Dividend payout ratio	—	—	—	—
Average equity to average assets	8.77%	9.97%	9.62%	10.11%

*	Bank only historical data for Average Balance and Key Performance Ratios

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated balance sheet as of March 31, 2010 (the “Pro Forma Balance Sheet”), and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2009 and for the three months ended March 31, 2010 (the “Pro Forma Statement of Operations”), show the pro forma effect of the Reclassification. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reclassification occurred at March 31, 2010, while the pro forma adjustments to the Pro Forma Statements of Operations are computed as if the Reclassification were consummated on January 1, 2009, the earliest period presented. The following financial statements do not reflect any anticipated cost savings that may be realized by Atlantic after consummation of the Reclassification.

The pro forma information does not purport to represent what Atlantic’s financial condition or results of operations actually would have been if the Reclassification had occurred on either January 1, 2009 or January 1, 2010.

ATLANTIC BANCSHARES, INC.

Pro Forma Consolidated Balance Sheet

March 31, 2010

(In thousands except share and per share data)

(Unaudited)

			Pro Forma Adjustments to Reflect Reclassification				Pro Forma
	Historical		Debit		Credit		Combined
ASSETS
Cash and due from banks	$3,119		$—		$65	(2)	$3,054
Interest bearing deposits and federal funds sold	28		—		—		28

Cash and cash equivalents	3,147		—		—		3,082
Securities available for sale	10,053		—		—		10,053
Restricted equity securities, at cost	1,004		—		—		1,004
Loans, net	70,886		—		—		70,886
Premises and equipment	950		—		—		950
Other assets	1,140		22	(2)	—		1,162

Total assets	$87,180		$22		$65		$87,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing	$7,780		$—		$—		$7,780
Interest bearing	55,354		—		—		55,354

Total deposits	63,134		—		—		63,134
Other borrowed funds	13,500		—		—		13,500
Accrued expenses and other liabilities	506		—		—		506

Total liabilities	77,140		—		—		77,140

Commitments and contingencies	—		—		—		—

Stockholders’ equity:
Series A Preferred Stock, no par value, 2,000 shares issued and outstanding (3)	1,883	(3)	—		—		1,883
Series B Preferred Stock, no par value, 98 shares issued and outstanding (3)	107	(3)	—		—		107
Series AAA Preferred Stock, no par value, 250,000 shares authorized, 156,029 shares issued and outstanding (1)	—		—		156	(1)	156
Common stock, 10,000,000 shares authorized, 1,247,118 outstanding	12,862		156	(1)	—		12,706
Additional paid in capital	413		—				413
Retained earnings (deficit)	(5,588)		43	(2)	—		(5,631)
Accumulated other comprehensive income	363		—		—		363

Total stockholders’ equity	10,040		199		156		9,997

Total liabilities and stockholders’ equity	$87,180		$199		$156		$87,137

Shares outstanding (common and Series AAA Preferred)	1,403,147						1,403,147

Book value per shares outstanding (common and Series AAA Preferred)	$5.74						$5.71

(1)	Assumes the issuance of 156,029 shares of Series AAA Preferred Stock, issued in exchange for 156,029 shares of common stock.
(2)	Cost of the transaction including $95,000, net of $22,000 deferred tax benefit, in filing, legal and other fees—$30,000 expensed in the first quarter 2010 leaving $65,000 remaining fees
(3)	Series A and Series B Preferred Stock represent shares of cumulative preferred stock issued December 29, 2009 to the U.S. Treasury.

See accompanying notes to pro forma consolidated financial statements.

ATLANTIC BANCSHARES, INC.

Pro Forma Consolidated Statements of Income

For the Three Months Ended March 31, 2010

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	Historical	Pro Forma Adjustments To Reflect Reclassification	Pro Forma
Interest income	$1,237		$1,237
Interest expense	373		373

Net interest income	864		864
Provision for loan losses	183		183
Other income	177		177
Other expense	838		838

Income (loss) before income taxes	20		20
Income tax expense (benefit)	(18)		(18)

Net income	38		38

Less: Effective dividend paid on Series A and Series B Preferred Stock	32		32

Net loss available to common stockholders	$6	$—	$6

Basic loss per common share (1)	$.00		$.00
Diluted loss per common share (1)	$.00		$.00

(1)	The pro forma basic and diluted earnings per share have been adjusted to reflect the change in net income available to common shareholders and the weighted average number of common shares outstanding. There was no change in the basic or diluted earnings per share as a result of these adjustments.

See accompanying notes to pro forma consolidated financial statements.

ATLANTIC BANCSHARES, INC.

Pro Forma Consolidated Statements of Income (Loss)

For the Year Ended December 31, 2009

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	Historical	Pro Forma Adjustments To Reflect Reclassification	Pro Forma
Interest income	$5,237		$5,237
Interest expense	1,980		1,980

Net interest income	3,257		3,257
Provision for loan losses	1,958		1,958
Other income	279		279
Other expense	3,271		3,271

Loss before income taxes	(1,693)		(1,693)
Income tax expense (benefit)	1,245		1,245

Net loss	(2,938)		(2,938)

Less: Effective dividend paid on Series A and Series B Preferred Stock	—		—

Net loss available to common stockholders	$(2,938)	$	$(2,938)

Basic loss per common share (1)	$(2.28)		$(2.59)
Diluted loss per common share (1)	$(2.28)		$(2.59)

(1)	The pro forma basic and diluted earnings per share have been adjusted to reflect the change in net income available to common shareholders and the weighted average number of common shares outstanding.

See accompanying notes to pro forma consolidated financial statements.

ATLANTIC BANCSHARES, INC.

Notes to Consolidated Pro Forma Financial Statements

(1)	The unaudited pro forma consolidated balance sheet as of March 31, 2010 and consolidated statements of operations for the year ended December 31, 2009 and for the three months ended March 31, 2010 have been prepared based on the historical consolidated balance sheets and statements of income, which give effect to the Reclassification as if it had occurred on the earliest date presented.

(2)	In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring in nature.

(3)	On December 29, 2009, the Company issued 2,000 shares of cumulative perpetual preferred stock (“Series A Preferred Stock”), no par value having a liquidation amount equal to $1,000 per share, to the U.S. Treasury with an attached warrant to purchase an additional 98 shares of cumulative perpetual preferred stock, initial price $.01 per share having a liquidation amount equal to $1,000 per share, for an aggregate price of $2,000,000. The warrants were exercised immediately resulting in the issuance of 98 shares of cumulative perpetual preferred stock (“Series B Preferred Stock”) to the U.S. Treasury. The carrying values of the Series A Preferred and Series B Preferred are determined based on their relative fair values at the issue date. Those fair values were estimated using a market rate of 9%.

Series A Preferred Stock is non-voting and pays cumulative dividends quarterly at a rate of 5% per annum for the first five years and 9% per annum thereafter. The preferred shares are redeemable at the option of the Company under certain circumstances.

The terms of the Series B Preferred Stock are substantially identical to those of the Series A Preferred Stock. Differences include the payment under the Series B Preferred Stock of cumulative dividends at a rate of 9% per year. In addition such stock may not be redeemed while shares of the Series A Preferred Stock are outstanding.

No dividends may be paid on common stock unless dividends have been paid on the senior preferred stock. Also, benefit plans and certain employment arrangements were modified to comply with the issuance of the cumulative perpetual preferred stock as required by the U.S. Treasury.

(4)	Series AAA Preferred Stock has voting rights that are limited to votes related to matters of change in control. The shares have a noncumulative dividend preference of 5% of dividends paid to common stockholders when and if such dividends are paid. In the event the Company is sold, Series AAA stockholders will receive the same merger consideration as holders of common stock.

HISTORICAL AND PRO FORMA

RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

(Dollars in Thousands)

	Three Months Ended March 31,		Pro Forma Three Months Ended March,	Year Ended December 31,		Pro Forma Year Ended December 31,
	2010	2009	2010	2009	2008	2009
Pretax earnings (loss)	$20	$(204)	$20	$(1,693)	$(741)	$(1,693)
Fixed charges
Interest expensed and capitalized	372	559	372	1,980	2,793	1,980
Amortization of capitalized interest	—	—	—	—	—	—
Distributed income of equity investees	—	—	—	—	—	—
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—	—
Less
Interest capitalized	—	—	—	—	—	—
Preference security dividend requirements	—	—	—	—	—	—
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—	—	—

Total Earnings	$392	$355	$392	$287	$2,052	$287

FIXED CHARGES
Interest expensed and capitalized	$372	$559	$372	$1,980	$2,793	$1,980
Interest within rental expense	—	—	—	—	—	—
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—

Total Fixed Charges	$372	$559	$372	$1,980	$2,793	$1,980
Ratio of Earnings to Fixed Charges	105%	64%	105%	15%	73%	15%

WHERE YOU CAN FIND MORE INFORMATION

Atlantic is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements, and other information are available from the Edgar filings that can be obtained through the SEC’s Internet Website (http://www.sec.gov).

We have filed a Schedule 13E-3 under the Securities Exchange Act in connection with the Reclassification. This proxy statement does not contain all the information contained in the Schedule 13E-3 because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3 is available at the SEC for inspection and copying as described above.

Incorporation of Certain Documents by Reference.

The SEC allows the Company to “incorporate by reference” the information it files with the SEC into this Proxy Statement. This permits the Company to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this Proxy Statement. The following documents that the Company has filed with the SEC are incorporated by reference in this Proxy Statement:

its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010; and

its Annual Report on Form 10-K for the year ended December 31, 2009.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

If you are a beneficial owner of the Company’s Common Stock and would like a copy of any of the information incorporated by reference in this Proxy Statement (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into such information), the Company will provide it to you without charge.

If you would like to receive any of this information, please call or write the Company at:

Atlantic Bancshares, Inc.

Attn: Michelle M. Pennell

One Sheridan Park Circle, PO Box 3077

Bluffton, South Carolina 29910

Telephone: (843) 815-7111

You should make your request before             , 2010, to receive the information prior to the meeting.

APPENDIX A

TERMS OF THE SERIES AAA PREFERRED STOCK

SERIES AAA PREFERRED STOCK

Relative Rights and Preferences and Other Terms

1. Designation and Initial Number. The series of shares of Preferred Stock hereby authorized shall be designated the “Series AAA Preferred Stock.” The initial number of authorized shares of the Series AAA Preferred Stock shall be 250,000 shares.

2. Rank. The Series AAA Preferred Stock, with respect to dividend rights and rights of liquidation, dissolution or winding up of the corporation, ranks senior to the Common Stock and all of the classes and series of equity securities of the corporation, other than any classes or series of equity securities of the corporation subsequently issued ranking on a parity with, or senior to, the Series AAA Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the corporation. The relative rights and preferences of the Series AAA Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the corporation designated by the Board of Directors. The Series AAA Preferred Stock is junior to indebtedness issued from time to time by the corporation, including notes and debentures.

3. Voting Rights. Except as provided by law, the holders of the Series AAA Preferred Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a Change of Control (as defined in Section 13 hereof), or as otherwise provided by law. On those matters in which the holders of Series AAA Preferred Stock are entitled to vote, the holders shall have the right to one vote for each share of Series AAA Preferred Stock, and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance of the Bylaws of the corporation, and shall be entitled to vote in such manner as provided by law. Except as provided by law, the holders of Series AAA Preferred Stock shall vote together with the holders of Common Stock as a single class, and not as a separate class.

4. Dividend Rights. The holders of shares of Series AAA Preferred Stock shall be entitled to a preference in the distribution of cash dividends, when and as declared by the Board of Directors, and shall receive out of any assets of the corporation legally available therefore, cash dividends in a per share amount of at least 5% more than the cash dividends per share paid on the shares of Common Stock prior to the payment of any cash dividends to the holders of the Common Stock, with any amounts in excess of the 5% premium described above being payable at the discretion of the Board of Directors. The shares of Series AAA Preferred Stock shall be non-cumulative with respect to cash dividends, and the corporation shall have the right to waive the declaration of payment of cash dividends. Any cash dividends waived by the corporation shall not accumulate to future periods and shall not represent a contingent liability of the corporation.

5. Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Series AAA Preferred Stock shall be entitled to be paid in full (on a per share basis) the greater of (a) the net book value of the shares of Series AAA Preferred Stock as determined under generally accepted accounting principals; (b) the amount paid to the holders of Common Stock; or (c) the sum of $5.72 per share. To the extent such payment shall have been made in full to the holders of the Series AAA Preferred Stock and any parity stock, the remaining assets and funds of the corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series AAA Preferred Stock, and all other shares on a parity with the Series AAA Preferred Stock, then the holders of Series AAA Preferred Stock and all other shares on a parity with the Series AAA Preferred Stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither a Change of Control nor any purchase or redemption of stock of the corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of the provisions of this Section 5.

6. Term. The Series AAA Preferred Stock shall have perpetual term.

7. Treatment upon a Change of Control. In the event of, and contingent upon the effectiveness of, a Change in Control, each holder of Series AAA Preferred Stock shall have the right to receive the same consideration to be received by each holder of Common Stock, calculated as if the holder had converted such shares of Series AAA Preferred Stock to an equal number of shares of Common Stock immediately prior to the consummation of such Change of Control

8. Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split, combination of shares, or stock dividend (each a “Dilutive Event”), appropriate adjustment shall be made by the Board of Directors of the corporation in the number, and relative terms, of the shares of Series AAA Preferred Stock outstanding as of the effective time of such Dilutive Event.

9. Registration Rights. None.

10. Conversion. Upon the effectiveness of a registration statement filed by the Corporation pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, each share of Series AAA Preferred Stock shall convert to Common Stock on a share-for-share basis.

11. No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth in the South Carolina Business Corporation Act of 1988, as amended, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Incorporation of the corporation.

12. General Provisions. In addition to the above provisions with respect to the Series AAA Preferred Stock, such Series AAA Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the corporation’s Articles of Incorporation with respect to preferred stock generally.

13. Definitions. As used herein with respect to the Series AAA Preferred Stock, the following terms have the following meanings:

(a) The term “Change of Control” shall mean the consummation of (i) a merger, share exchange, consolidation or other business combination of the corporation with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) an agreement for the sale or disposition by the corporation of all or substantially all of the corporation’s assets

(b) The term “parity stock” means any class of capital stock or series of preferred stock (including but not limited to Series AAA Preferred Stock) and any other class of stock of the corporation hereafter authorized that ranks on a parity with the Series AAA Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

(c) The term “junior stock” shall mean the Common Stock and any other class of stock of the corporation hereafter authorized over which the Series AAA Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

14. Notices. All notices required or permitted to be given by the corporation with respect to the Series AAA Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series AAA Preferred Stock at their last addresses as they shall appear upon the books of the corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series AAA Preferred Stock.

APPENDIX B

CHAPTER 13.

DISSENTERS’ RIGHTS

ARTICLE 1.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the Articles of Incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the Articles of Incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

(5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

(6) any corporate action to the extent the Articles of Incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(B) Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2.

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

SECTION 33-13-200. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders’ payment demand.

(a) A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5) a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3.

JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

APPENDIX C

ARTICLES OF AMENDMENT

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

ATLANTIC BANCSHARES, INC.

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

ATLANTIC BANCSHARES, INC.

I.

The name of the corporation is ATLANTIC BANCSHARES, INC. (the “Corporation”).

II.

The Corporation is located at One Sheridan Park Circle, P.O. Box 3077, Bluffton, South Carolina 29910 in the County of Beaufort, South Carolina.

III.

Article Three of the Articles of Incorporation of the Corporation is hereby amended to add, following the existing text of Article Three , the designation of the rights, privileges, preferences, and limitations of the Series AAA Preferred Stock set forth in Exhibit A to these Articles of Amendment.

IV.

The designation, rights, preferences, and limitations pertaining to the Series AAA Preferred Stock set forth in Exhibit A hereto were duly adopted by the Board of Directors of the Corporation by resolution on February 24, 2010, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, and by Section 33-6-102 of the South Carolina Business Corporation Act of 1988. Shareholder action was not required.

V.

Effective the date hereof, the following Article Thirteen shall be added to the Articles of Incorporation of the Corporation:

“13.

Reclassification of Common Stock

Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder who is the record holder of 1,000 or fewer shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of the holder thereof, hereafter be reclassified as Series AAA Preferred Stock, on the basis of one share of Series AAA Preferred Stock for each share of Common Stock so reclassified, which shares of Series AAA Preferred Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable. Each share of Common Stock outstanding immediately prior to the filing of these Articles of Amendment owned by a shareholder who is the record holder of 1,000 or more shares of Common Stock shall not be reclassified and shall continue in existence as a share of Common Stock.”

VI.

The Board of Directors of the Corporation duly adopted the amendment set forth in Article IV of these Articles of Amendment on February 24, 2010. The shareholders of the Corporation duly adopted the amendment set forth in Article V of these Articles of Amendment at a special meeting of shareholders held on [            ], 2010, in accordance with the provisions of Section 33-10-103 of the South Carolina Business Corporation Act of 1988.

VII.

The designation and the number of outstanding shares entitled to be cast by each voting group entitled to vote separately on the amendment provided for by Article V hereof are as follows:

(i)	Designation of voting group: Common stockholders

(ii)	Number of outstanding shares of voting group: [ ] shares of common stock

(iii)	Number of outstanding shares of voting group entitled to be cast on each amendment : [ ] shares of common stock

VIII.

The total number of votes cast for and against the amendment provided for by Article V hereof by each voting group entitled to vote on said amendment is as follows:

(i)	Designation of voting group: Common stockholders

(ii)	Number of votes of voting group cast for amendment: [ ] votes

(iii)	Number of votes of voting group cast against amendment: [ ] votes

IX.

All other provisions of the Articles of Incorporation of the Corporation shall remain in full force and effect.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Corporation has executed these Articles of Amendment on this             day of             , 2010.

ATLANTIC BANCSHARES, INC.

By:

Name:

Title:

ATTEST:

By:

Name:

Title:

[CORPORATE SEAL]

EXHIBIT A

TO THE

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

AMERICAN BANCSHARES, INC.

SERIES AAA PREFERRED STOCK

Relative Rights and Preferences and Other Terms

1. Designation and Initial Number. The series of shares of Preferred Stock hereby authorized shall be designated the “Series AAA Preferred Stock.” The initial number of authorized shares of the Series AAA Preferred Stock shall be 250,000 shares.

2. Rank. The Series AAA Preferred Stock, with respect to dividend rights and rights of liquidation, dissolution or winding up of the corporation, ranks senior to the Common Stock and all of the classes and series of equity securities of the corporation, other than any classes or series of equity securities of the corporation subsequently issued ranking on a parity with, or senior to, the Series AAA Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the corporation. The relative rights and preferences of the Series AAA Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the corporation designated by the Board of Directors. The Series AAA Preferred Stock is junior to indebtedness issued from time to time by the corporation, including notes and debentures.

3. Voting Rights. Except as provided by law, the holders of the Series AAA Preferred Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a Change of Control (as defined in Section 13 hereof), or as otherwise provided by law. On those matters in which the holders of Series AAA Preferred Stock are entitled to vote, the holders shall have the right to one vote for each share of Series AAA Preferred Stock, and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance of the Bylaws of the corporation, and shall be entitled to vote in such manner as provided by law. Except as provided by law, the holders of Series AAA Preferred Stock shall vote together with the holders of Common Stock as a single class, and not as a separate class.

4. Dividend Rights. The holders of shares of Series AAA Preferred Stock shall be entitled to a preference in the distribution of cash dividends, when and as declared by the Board of Directors, and shall receive out of any assets of the corporation legally available therefore, cash dividends in a per share amount of at least 5% more than the cash dividends per share paid on the shares of Common Stock prior to the payment of any cash dividends to the holders of the Common Stock, with any amounts in excess of the 5% premium described above being payable at the discretion of the Board of Directors. The shares of Series AAA Preferred Stock shall be non-cumulative with respect to cash dividends, and the corporation shall have the right to waive the declaration of payment of cash dividends. Any cash dividends waived by the corporation shall not accumulate to future periods and shall not represent a contingent liability of the corporation.

5. Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Series AAA Preferred Stock shall be entitled to be paid in full (on a per share basis) the greater of (a) the net book value of the shares of Series AAA Preferred Stock as determined under generally accepted accounting principals; (b) the amount paid to the holders of Common Stock; or (c) the sum of $5.72 per share. To the extent such payment shall have been made in full to the holders of the Series AAA Preferred Stock and any parity stock, the remaining assets and funds of the corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series AAA Preferred Stock, and all other shares on a parity with the Series AAA Preferred Stock, then the holders of Series AAA Preferred Stock and all other shares on a parity with the Series AAA Preferred Stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither a Change of Control nor any purchase or redemption of stock of the corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of the provisions of this Section 5.

6. Term. The Series AAA Preferred Stock shall have perpetual term.

7. Treatment upon a Change of Control. In the event of, and contingent upon the effectiveness of, a Change in Control, each holder of Series AAA Preferred Stock shall have the right to receive the same consideration to be received by each holder of Common Stock, calculated as if the holder had converted such shares of Series AAA Preferred Stock to an equal number of shares of Common Stock immediately prior to the consummation of such Change of Control

8. Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split, combination of shares, or stock dividend (each a “Dilutive Event”), appropriate adjustment shall be made by the Board of Directors of the corporation in the number, and relative terms, of the shares of Series AAA Preferred Stock outstanding as of the effective time of such Dilutive Event.

9. Registration Rights. None.

10. Conversion. Upon the effectiveness of a registration statement filed by the Corporation pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, each share of Series AAA Preferred Stock shall convert to Common Stock on a share-for-share basis.

11. No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth in the South Carolina Business Corporation Act of 1988, as amended, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Incorporation of the corporation.

12. General Provisions. In addition to the above provisions with respect to the Series AAA Preferred Stock, such Series AAA Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the corporation’s Articles of Incorporation with respect to preferred stock generally.

13. Definitions. As used herein with respect to the Series AAA Preferred Stock, the following terms have the following meanings:

(a) The term “Change of Control” shall mean the consummation of (i) a merger, share exchange, consolidation or other business combination of the corporation with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) an agreement for the sale or disposition by the corporation of all or substantially all of the corporation’s assets

(b) The term “parity stock” means any class of capital stock or series of preferred stock (including but not limited to Series AAA Preferred Stock) and any other class of stock of the corporation hereafter authorized that ranks on a parity with the Series AAA Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

(c) The term “junior stock” shall mean the Common Stock and any other class of stock of the corporation hereafter authorized over which the Series AAA Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

14. Notices. All notices required or permitted to be given by the corporation with respect to the Series AAA Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series AAA Preferred Stock at their last addresses as they shall appear upon the books of the corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series AAA Preferred Stock.

PROXY

ATLANTIC BANCSHARES, INC.

SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY ATLANTIC’S BOARD OF DIRECTORS

AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

The undersigned hereby constitutes and appoints Robert P. Trask and Michelle M. Pennell, or either of them, as proxies, each with full power of substitution, to vote the number of shares of common stock of Atlantic Bancshares, Inc. (“Atlantic”), which the undersigned would be entitled to vote if personally present at the special meeting of Shareholders to be held on [MEETING DAY], [MEETING DATE], 2010, at [MEETING LOCATION], Bluffton, South Carolina, at [MEETING TIME], local time, and at any adjournment or postponement thereof (the “Meeting”) upon the proposal described in the Proxy statement and the Notice of Special Meeting of Shareholders, dated [MAIL DATE], 2010, the receipt of which is acknowledged in the manner specified below.

(1)	To vote on an amendment to our Articles of Incorporation providing for a stock reclassification pursuant to which each shareholder with 1,000 or fewer shares of common stock will receive one share of newly designated Series AAA Preferred Stock, with such terms as set forth in Appendix A to the enclosed proxy statement, for each share of common stock held by such shareholder.

FOR  [    ]             AGAINST  [    ]            ABSTAIN  [    ]

(2)	To authorize management of Atlantic Bancshares, Inc. to adjourn the Meeting to another time and date if such action is necessary to solicit additional proxies or attendance at the Meeting.

FOR  [    ]             AGAINST  [    ]            ABSTAIN  [    ]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL ONE AND FOR PROPOSAL TWO AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

Please sign this proxy exactly as your name appears herein. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED: , 2010
Signature

Signature if held jointly

Print Name

Optional: I              do              do not plan to attend the Meeting.